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                                                               Exhibit (a)(5)(F)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

IN RE COX COMMUNICATIONS, INC.    )                         Cons. C.A. No. 613-N
SHAREHOLDERS LITIGATION           )

                            STIPULATION OF SETTLEMENT

         The parties to the above-captioned consolidated class action, by and through their respective attorneys, have entered into the following Stipulation of Settlement (the "Stipulation") subject to the approval of the Delaware Court of Chancery, in and for New Castle County (the "Court"). The settlement contemplated by this Stipulation is referred to herein as the "Settlement."

                                STIPULATED FACTS

         The parties to the above-captioned consolidated class action, by and through their respective attorneys, hereby stipulate to the following facts:

1. There is a consolidated putative class action lawsuit currently pending in the Court of Chancery of the State of Delaware, styled In re Cox Communications, Inc. Shareholders Litigation, C.A. No. 613-N (the "Action"), which is the consolidation of fifteen separate actions brought on behalf of the public holders of Cox Communications, Inc. ("CCI") Class A common stock against CCI, Cox Enterprises, Inc. ("CEI"), CEI's wholly owned subsidiary Cox Holdings, Inc. ("CHI"), CCI's board of directors, Barbara Cox Anthony and Anne Cox Chambers (the "Individual Defendants," and collectively with CCI, CEI and CHI, the "Defendants"). When the constituent actions were

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consolidated on August 31, 2004, the Court appointed the law firm of Abbey
Gardy, LLP as chair of plaintiffs' Executive Committee and the law firm of Rosenthal, Monhait, Gross & Goddess, P.A. as Delaware Liaison Counsel for plaintiffs.

2. The Action challenges CEI's proposal, publicly announced on August 2, 2004, to acquire all of the outstanding shares of CCI Class A common stock not owned by CEI through its subsidiaries for $32.00 in cash per share pursuant to a merger agreement providing for a tender offer followed by a short-form merger, or providing for a long form merger without an initial step tender offer (the "Proposed Transaction"). The operative complaint in the Action primarily alleges that the Defendants breached their fiduciary duties in connection with the initiation, structure and timing of the Proposed Transaction, and by failing to condition the Proposed Transaction on the approval of a majority of the public minority stockholders, and by failing to disclose certain allegedly material information relating to the merger.

3. In late spring 2004, executives of CEI began to believe that increasing CEI's stake in CCI might be CEI's most attractive investment opportunity and that the current environment of the capital markets made such an investment more feasible. At the same time, executives of CCI had been considering the repurchase of publicly held shares of CCI Class A common stock as an investment alternative. On June 25, 2004, James C. Kennedy, CEI's Chairman of the Board and Chief Executive Officer and CCI's Chairman of the Board, Robert C. O'Leary, CEI's Executive Vice President and Chief Financial Officer and a CCI board member, James O. Robbins, President and Chief Executive Officer of CCI and a CCI board member, Jimmy W. Hayes, CCI's Executive

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Vice President, Finance and Chief Financial Officer, and Robert Redella, Vice
President, Mergers and Acquisitions at CCI, and James A. Hatcher, Senior Vice President, Legal and Regulatory Affairs at CCI, met to discuss certain investment opportunities, including the potential repurchase of some or all of CCI's publicly held Class A common stock (the "Shares").

4. On June 30, Mr. Kennedy met with G. Dennis Berry, CEI's President and Chief Operating Officer and a CCI board member, Mr. O'Leary, Richard J. Jacobson, CEI's Treasurer, Andrew Merdek, CEI's Vice President, Legal Affairs, Corporate Secretary and General Counsel, Scott Whiteside, then Vice President of Business Development of CEI, Andrew Drake, Director of Business Development of CEI, and David Head, Controller of CEI, at which meeting Messrs. Kennedy and O'Leary decided to explore in more detail a transaction to purchase all of the outstanding publicly held stock of CCI.

5. On July 9, 2004, Mr. Jacobson, Mr. Whiteside, Mr. Head and Mr. Drake and certain attorneys from Dow Lohnes and Albertson PLLC ("Dow Lohnes") met with certain representatives of Citigroup and Lehman Brothers to discuss the structure and financing of a potential going private transaction involving CCI, including a tender offer for all of the outstanding publicly held stock of CCI.

6. Following a meeting of the CEI Board of Directors, on August 1, CEI sent a letter to the members of the CCI board of directors offering to acquire the Shares CEI did not already beneficially own at $32 per Share in cash pursuant to a negotiated transaction, including a tender offer. The letter also stated CEI's expectation that a special committee of independent CCI directors would be formed to respond to its proposal. CEI

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confirmed in the letter that it was unwilling to sell its interest in CCI or to allow CCI to be sold to a third party.

7. On August 2, CEI issued a press release announcing its proposal to acquire the Shares held by the public at $32 per Share in cash.

8. Following the announcement of the Proposed Transaction, the board of directors of CCI (the "CCI Board") appointed a special committee of independent directors who are neither members of management nor affiliated with CEI (the "Special Committee") to, among other things, evaluate and respond to CEI's proposal on behalf of CCI's public stockholders. The CCI board resolution appointing the Special Committee further provided that the CCI Board would not authorize or recommend any transaction involving CEI without the prior favorable recommendation of the Special Committee.

9. On August 5, the Special Committee voted to retain Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank") as its legal counsel. On August 16, the Special Committee retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor. The Special Committee issued a press release announcing its formation and its retention of financial and legal advisors on August 17.

10. On August 25, the Special Committee and its financial and legal advisors met with CEI and its financial and legal advisors. Mr. Kennedy, CEI's Chairman of the Board and Chief Executive Officer and CCI's Chairman of the Board, and CEI's financial advisors explained the reasons why CEI believed its proposal was financially attractive to CCI's public stockholders.

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11. The Special Committee met with its legal and financial advisors following the meeting. Goldman Sachs, among other things, reviewed certain trading and ownership information regarding the Shares, "sellside" research valuation reports regarding CCI, and certain financial information regarding CCI and compared it to similar financial information regarding other cable companies.

12. On August 27, the Special Committee held a telephonic meeting with its financial and legal advisors, during which were discussed, among other things, CCI's revised long range plan and its relevance to the Special Committee's evaluation of the CEI's proposal.

13. On August 31, defendants began a rolling production of documents to plaintiffs in the Action in response to plaintiffs' request for the production of documents. The parties also discussed proposed schedules for the depositions of certain witnesses. During the following weeks, defendants produced additional documents to plaintiffs in the Action, including the same materials provided to Goldman Sachs.

14. On September 15, Goldman Sachs presented to the Special Committee and its legal advisors preliminary analyses of CCI using a number of valuation methodologies. During that meeting, the Special Committee authorized its legal advisors to communicate to CEI's legal advisors that it expected that Goldman Sachs would be in a position to meet with CEI's financial advisors during the week of September 27.

15. On September 17, the Special Committee received a letter from Mr. O'Leary, CEI's Executive Vice President and Chief Financial Officer, which expressed CEI's view that CCI's prior and revised long range plans underestimated competition and risks in achieving the plans, thereby overstating future cash flows, and that a majority of

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research analysts following CCI had financial projections meaningfully lower than those in CCI's prior and revised plans.

16. The Special Committee approved a written response to Mr. O'Leary, which stated that the Special Committee was relying on the revised long range plan, and requesting that CEI's views not be communicated to CCI's management to ensure that management's ongoing assessment of the plan remain unaffected by these views.

17. On September 23, the Special Committee met with its legal and financial advisors to formulate an initial response to CEI's proposal. Goldman Sachs reviewed revised preliminary financial analyses of CCI. It also reviewed a draft document, prepared for purposes of initiating negotiations with CEI and its advisors, highlighting positive factors influencing the valuation of CCI and adopting an aggressive view of CCI's value. After discussion, it was agreed that this draft negotiating presentation would be revised and reviewed by the Special Committee. A revised draft was approved on September 26.

18. On September 28, a meeting was held between the Special Committee's financial advisors and CEI's financial advisors, during which Goldman Sachs reviewed the written presentation approved by the Special Committee on September
26. Goldman Sachs concluded its presentation by stating the Special Committee's view that there was substantial support for the Special Committee's belief that the value of the Shares was not reflected in CEI's $32 per Share proposal and that the Special Committee desired that CEI significantly increase its $32 per Share offer. Following the meeting of financial advisors, Fried Frank discussed with Dow Lohnes the structure of CEI's

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proposal, the Special Committee's view of the desirability of a non-waivable majority of minority condition and certain other limited matters.

19. Between September 30 and October 6, CCI produced to plaintiffs in the Action the internal, non-public forecasts and projections of CCI, including the long range plans.

20. On October 1, the Special Committee received a letter from Mr. O'Leary expressing, among other things, CEI's concern that the values indicated to CEI by the Special Committee's advisors did not reflect the current competitive environment and risks in achieving CCI's long range plan. The letter suggested another meeting between CEI's and the Special Committee's financial advisors.

21. On October 1, plaintiffs in the Action issued subpoenas for the production of documents and depositions of Citigroup, Lehman Brothers and Goldman Sachs.

22. On October 4, the Special Committee sent a letter to Mr. Kennedy, which stated that the Special Committee was unanimous in its view that $32 per Share was not an acceptable price for public stockholders.

23. On October 7, Goldman Sachs met with Citigroup and Lehman Brothers. Citigroup and Lehman Brothers delivered a written presentation which highlighted the reasons why CEI both disagreed with the valuations included in the September 28 Goldman Sachs presentation and considered CCI's revised long range plan to be overly aggressive in light of intensifying competition. After further discussion, CEI's financial advisors stated that they were not authorized to negotiate price.

24. Later that day, Goldman Sachs reported on its meeting with CEI's financial advisors during a telephonic meeting of the Special Committee. The members of the

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Special Committee reaffirmed their view that $32 per Share did not adequately reflect the value of CCI.

25. Also on October 7, plaintiffs' counsel and counsel for CEI discussed the possibility that plaintiffs and their financial advisor would meet with CEI and its financial advisors to present plaintiffs' views on CCI's valuation and the need for an increase in the price offered in the Proposed Transaction. Plaintiffs' counsel and CEI's counsel also discussed the demand by plaintiffs' counsel that any transaction be subject to a majority of the minority condition whereby a majority of the shares of CCI Class A common stock other than shares held by CEI must be validly tendered and not withdrawn before the tender offer expires.

26. On October 11, CEI's financial advisors informed the Special Committee's financial advisors that CEI was prepared to increase its offer to $33.50 per Share, explained the basis for CEI's belief that $33.50 was a full and fair price, and characterized the possible increase as CEI's highest and final offer. The Special Committee's financial advisors stated that the willingness of CEI to increase its offer to $33.50 would be communicated to the Special Committee, but that $33.50 was likely to be unacceptable to the Special Committee.

27. The Special Committee received later that day the information regarding the possibility of a price increase to $33.50, and concluded that a price of $33.50 still did not adequately reflect the value of the Shares.

28. On October 12, plaintiffs' counsel and plaintiffs' financial advisor met telephonically with Citigroup's and Lehman Brothers' representatives and CEI's

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counsel, and discussed various financial analyses of CCI prepared by plaintiffs'
financial advisor to support plaintiffs' view that the price offered in the Proposed Transaction should be increased to at least $38 per Share. These financial analyses included, among other things, an analysis of "sellside" research valuation reports regarding CCI, a comparable companies analysis, a comparable transactions analysis and a discounted cash flow analysis of CCI based on both public research and CCI's long range plans. The written presentation material for those analyses had, by agreement, earlier been provided to CEI and Citigroup and Lehman Brothers in anticipation of the October 12 meeting.

29. Also on October 12, the Special Committee discussed with its financial and legal advisors possible responses to CEI's indication that it was willing to increase its offer to $33.50 per Share. The Special Committee concluded that the appropriate negotiating tactics were for Goldman Sachs to inform Citigroup and Lehman Brothers that (i) if $33.50 were CEI's final price, the Special Committee would reject it and (ii) if the suggestion of a $33.50 price were intended to lead to agreement on a price per Share of $35.00, the Special Committee would reject that price as well. Instead, Goldman Sachs was instructed to communicate that the Special Committee would accept a price of $37 per Share. The Special Committee also agreed that Ms. Clarke, as Chair of the Special Committee, should communicate the same message to Mr. Kennedy following Goldman Sachs' discussion with CEI's financial advisors. The position of the Special Committee was communicated to CEI's financial advisors in the evening of October 12.

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30. On October 13, Mr. Kennedy telephoned Ms. Clarke and indicated, among other things, that $33.50 was a full and fair price and that CEI was prepared to withdraw its proposal if an in-person meeting of the principals did not result in an agreement on price.

31. Ms. Clarke reported on her conversation with Mr. Kennedy to the Special Committee and its financial and legal advisors. The members of the Special Committee agreed that the meeting with CEI should be set for October 15.

32. On October 14, the Special Committee met telephonically with its advisors. Among the matters discussed was the possibility of CEI withdrawing its proposal after the meeting. The Special Committee concluded that this possibility was not a justification for accepting a price that was not fair to CCI public stockholders.

33. Also on October 14, plaintiffs' counsel and CEI's counsel met telephonically to discuss the possibility of the price increase to $33.50 per Share and the majority of the minority condition. Later that day, plaintiffs' counsel communicated to CEI's counsel that plaintiffs would accept a price of $37 per share, subject to, among other things, the majority of the minority condition.

34. On October 15, Mr. Kennedy and Mr. O'Leary met with the three members of the Special Committee. None of their respective advisors were present. At this meeting, Mr. Kennedy reaffirmed that $33.50 per Share was CEI's highest possible price. After discussion, Mr. Kennedy indicated CEI might be willing to increase its offer to $34 per Share and, after further discussion, to $34.50 per Share. Mr. Kennedy stated $34.50 was CEI's highest price and that CEI would withdraw its proposal if this price were not acceptable to the Special Committee. The meeting recessed. During the recess, the

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Special Committee met with its advisors. When the meeting reconvened, Ms. Clarke stated that a price of $35.25 per Share was the lowest price the Special Committee would recommend. Mr. Kennedy stated that if a price of $35.25 were the lowest price possible, CEI would withdraw its proposal. The meeting ended without agreement.

35. The Special Committee then held discussions with its advisors. After those discussions and after taking into account the issues discussed at the previous meeting, the Special Committee authorized Ms. Clarke to negotiate on behalf of the Special Committee the best price obtainable from CEI, subject to the Special Committee consulting with Goldman Sachs as to the fairness of this price from a financial point of view, having a majority of public stockholders support the transaction, negotiation of a satisfactory merger agreement and settling the existing litigations relating to CEI's proposal.

36. Later on October 15, Ms. Clarke met with Mr. Kennedy. Ms. Clarke stated that the Special Committee would not support a price lower than $35 per Share. Mr. Kennedy again stated that he was not willing to increase the CEI offer above $34.50 per Share and was prepared to immediately withdraw the CEI proposal. After further discussion, Mr. Kennedy increased the price to $34.75 and stated that this was CEI's final and best offer. Ms. Clarke indicated, on behalf of the Special Committee, that the Special Committee would unanimously accept that price, subject to the conditions the Special Committee had discussed. Ms. Clarke also stated that the existing litigations brought on behalf of public holders of CCI Class A common stock should be settled as part of a final agreement on a transaction. After consulting with CEI's legal advisor, Mr.

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Kennedy accepted these conditions. Mr. Kennedy and Ms. Clarke agreed that CEI, the Special Committee and their respective legal counsel should negotiate the terms of the merger agreement.

37. Also on October 15, plaintiffs' counsel and CEI's counsel had various discussions regarding the possibility of further price increases by CEI and the price plaintiffs would be willing to accept, and the possibility of CEI's agreement to a majority of the minority condition.

38. From October 16 through the morning of October 19, the terms of the merger agreement were negotiated.

39. On October 18, the parties to the Action entered into a Memorandum of Understanding (the "MOU") providing for a settlement of the Action between and among plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, subject to numerous conditions, including the satisfactory completion of additional discovery to confirm the fairness of the proposed settlement. The MOU provides that pursuant to and subject to the definitive merger agreement approved by CEI, the Special Committee and the CCI Board, CEI shall proceed with the tender offer and the merger in which the holders of CCI Class A common stock other than CEI and its subsidiaries shall be entitled to receive consideration of $34.75 per Share and that the tender offer will be subject to the Majority of the Minority Condition (as defined below).

40. Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), CEI will indirectly acquire the outstanding publicly held minority Shares of CCI (the "CCI Public Shares") for $34.75 per Share by way of a two-step process.

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The Merger Agreement provides that, as an initial step, CCI and a CEI affiliate will make a joint tender offer (the "Tender Offer") to purchase all of the CCI Public Shares for $34.75 per Share. The Tender Offer is subject to, among other things, the condition that a majority of the shares of CCI Class A common stock other than shares held by CEI, CHI, Cox DNS, Inc. or their respective affiliates or the directors and executive officers of CCI immediately prior to the expiration of the Tender Offer, shall have been validly tendered and not withdrawn before the Tender Offer expires (the "Majority of the Minority Condition"). Following the completion of the Tender Offer, assuming all conditions to the Tender Offer and the Merger Agreement are satisfied or waived, CEI will complete a second-step merger in accordance with Delaware law to acquire any remaining CCI Public Shares at the same price (the "Merger"). Upon completion of the Merger, which CEI believes can be completed by mid-December 2004, CCI will become an indirect wholly owned subsidiary of CEI.

41. On October 18, the Special Committee met with its legal and financial advisors. After considering, among other things, the presentation by Goldman Sachs, and its oral opinion that the $34.75 per share in cash to be received by the holders of the CCI Public Shares in the Tender Offer and the Merger was fair from a financial point of view, the Special Committee unanimously determined that the Offer, the Merger and the Merger Agreement were advisable, fair to and in the best interests of CCI and its stockholders (other than CEI and its affiliates).

42. Following the meeting of the Special Committee, the CCI Board met. The Special Committee reported its recommendation that the CCI Board approve and declare

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advisable the Offer, the Merger and the Merger Agreement. Based upon the recommendation of the Special Committee, the CCI Board approved the Offer, the Merger and the Merger Agreement and resolved to recommend that stockholders accept the Offer, tender their Shares in the Offer and approve and adopt the Merger Agreement if it is submitted for their approval.

43. Also on October 18, the parties to three putative class action lawsuits purportedly brought (i) on behalf of the public stockholders of CCI against CCI, CEI (in two of the three actions), and CCI's board of directors, and (ii) in four counts of one of the complaints, derivatively on behalf of CCI against CCI's board of directors and CCI, which had been filed in the Superior Court of Fulton County, Georgia (the "Georgia Actions"), entered into a Memorandum of Understanding (the "Georgia MOU"), which set forth the agreement by the parties for the dismissal of the Georgia Actions. The Georgia MOU provides, among other things, that if the Settlement contemplated by this Stipulation becomes final and non-appealable, the parties to the Georgia Actions will jointly seek, within two (2) business days thereof, to effect the dismissal with prejudice of the Georgia Actions without further notice. In conjunction with the joint motions to dismiss, plaintiffs and their counsel in the Georgia Actions will file a petition with the Superior Court of Fulton County, Georgia (the "Georgia Court"), seeking authorization for CCI to satisfy an award of up to $1,250,000 of attorneys' fees and expenses in accordance with the terms contained in the Georgia MOU (the "Georgia Fee Application"). Defendants in the Georgia Actions have agreed to take no position on the Georgia Fee Application.

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44. On October 19, CEI and CCI issued a joint press release announcing the
Offer, the Merger and the Merger Agreement.

45. Following the execution of the MOU, Defendants provided plaintiffs' counsel with additional document production regarding, among other things, the internal deliberations of the Special Committee, and plaintiffs' counsel took the depositions of (i) Janet M. Clarke, Chair of the Special Committee, (ii) Jimmy
W. Hayes, CCI's Executive Vice President, Finance and Chief Financial Officer,
(iii) Avinash Mehrotra of Goldman Sachs (the Special Committee's financial advisor), (iv) Richard Jacobson, CEI's Treasurer, and (v) Paul Parker of Lehman Brothers (one of CEI's financial advisors), which enabled plaintiffs' counsel to confirm the fairness, reasonableness and adequacy of the Settlement and the disclosures contemplated therein.

46. Plaintiffs and plaintiffs' counsel in the Action received, reviewed and commented upon preliminary stockholder disclosure materials relating to the Tender Offer and the Merger. Prior to and throughout the duration of the Action, plaintiffs' counsel conducted a thorough investigation into the substance of the claims asserted in the Action, including analyzing documents obtained through discovery and publicly available sources, analyzing applicable case law and other authorities, and conducting confirmatory discovery. Based on this thorough investigation, the additional facts developed in discovery, the events, negotiations and agreements described above, and an analysis of applicable law, plaintiffs and their counsel have concluded that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of plaintiffs and the Class (as defined below).

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47. Plaintiffs have entered into this Stipulation and Settlement after taking into account, among other things, (i) the substantial benefits to members of the Class (as defined below) from the Tender Offer and the Merger, including the Majority of the Minority Condition (as defined below) (ii) the risks of continued litigation in the Action, (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation, and
(iv) the conclusion of plaintiffs' counsel that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of plaintiffs and the Class (as defined below).

48. Defendants have denied, and continue to deny, any liability or wrongdoing, with respect to any and all claims alleged in the Action or otherwise. While maintaining their innocence of any fault or wrongdoing, and without conceding any infirmity in their defenses against the claims alleged in the Action, Defendants consider it desirable that the Action be dismissed, subject to the terms and conditions herein, because the Settlement will eliminate the substantial burden, expense, inconvenience and distraction of continued litigation in the Action and will dispel any uncertainty that may exist as a result of the Action.

         NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to approval by the Court pursuant to Court of Chancery Rule 23, for the good and valuable consideration set forth herein and conferred on plaintiffs and the Class (as defined below), that all of the Settled Claims (as defined below) are completely, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice, upon and subject to the terms and conditions set forth herein.

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49. For purposes of this Stipulation:

         A. "Class" means all record and beneficial owners of CCI Class A common stock, other than CEI and its subsidiaries, during the period beginning on and including August 2, 2004, through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, and excluding the Defendants;

         B. "Final Approval" or "Finally Approved" means the date on which the Order and Final Judgment approving the Settlement becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise;

         C. "Released Persons" means Defendants and/or their respective families, parent entities, associates, affiliates or subsidiaries, and each and all of their respective past, present or future officers, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, accountants, investment bankers, commercial bankers, trustees, engineers, agents, insurers, co-insurers and reinsurers, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, heirs, executors, personal or legal representatives, estates, administrators,

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         predecessors, successors and assigns, whether or not they were named, served with process or appeared in the Action; and

         D. "Settled Claims" means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, which have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Action or the subject matter of the Action, and including without limitation any claims in any way related to (i) the Proposed Transaction, (ii) the Tender Offer, (iii) the Merger, (iv) the Merger Agreement, (v) the fiduciary obligations of any of the Defendants or Released Persons in connection with the Tender Offer, the Merger or the Merger

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         Agreement, (vi) the negotiations preceding the Tender Offer, the Merger or the Merger Agreement, and (vii) the disclosure obligations of any of the Defendants or Released Persons; provided however, that the Settled Claims shall not include the right of the plaintiffs or any members of the Class to enforce the terms of this Stipulation or any properly perfected claims for appraisal in connection with the Merger.

                            SETTLEMENT CONSIDERATION

50. In consideration for the Settlement and dismissal with prejudice of the Action and the releases provided herein, CEI shall proceed with the Tender Offer and the Merger in which the holders of CCI Class A common stock other than CEI and its subsidiaries shall be entitled to receive consideration of $34.75 per share, and the Tender Offer will be subject to, among other conditions, the Majority of the Minority Condition.

51. CEI acknowledges that it took into account the desirability of satisfactorily addressing the claims asserted in the Action in agreeing to the foregoing terms of and conditions to the Tender Offer and the Merger, and that the efforts of plaintiffs' counsel in the Action were causal factors that led to
(i) the increased consideration offered to CCI minority stockholders in the Tender Offer and the Merger and (ii) the Majority of the Minority Condition.

                            RELEASE OF UNKNOWN CLAIMS

52. The releases contemplated by this Stipulation extend to claims that any parties granting a release (the "Releasing Parties") do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties' decision to enter

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into this release. The Releasing Parties will be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Parties will be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable or equivalent to
Section 1542 of the California Civil Code. The Releasing Parties acknowledge that the Releasing Parties may discover facts in addition to or different from those now known or believed to be true with respect to the Settled Claims, but that it is the intention of the Releasing Parties to hereby completely, fully, finally and forever compromise, settle, release, discharge and extinguish any and all Settled Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Releasing Parties warrant that the Releasing Parties have read and understand
Section 1542 of the California Civil Code and have had the opportunity to consult with and be advised by counsel regarding its meaning and effect. The Releasing Parties hereby voluntarily waive the provisions, rights and benefits of Section 1542 of the California Civil Code and the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code.

                     SUBMISSION AND APPLICATION TO THE COURT

53. As soon as practicable after this Stipulation is executed, the parties will jointly apply to the Court for an order in substantially the form attached hereto as Exhibit A (the "Scheduling Order"), which will include provisions:

         A. scheduling a hearing (the "Settlement Hearing") at which the Court will: (i) determine whether the Action should be conditionally certified as a class action pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and (b)(2); (ii) determine whether the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Class; (iii) determine whether a final judgment should be entered dismissing the Action as to the Released Persons with prejudice as against plaintiffs and the Class, releasing the Settled Claims, and barring and enjoining prosecution of any and all Settled Claims; (iv) consider the application of plaintiffs' counsel for an award of attorneys' fees and expenses; (v) hear and determine any objections to the Settlement and the application of plaintiffs' counsel for an award of attorneys' fees and expenses; and (vi) order such other relief as the Court may deem necessary and appropriate; and

         B. directing that a Notice of Pendency of Class Action, Proposed Settlement and Settlement Hearing, substantially in the form attached hereto as Exhibit B (the "Notice"), be sent to all record and beneficial holders of CCI Class A common stock, other than CEI and its subsidiaries, during the period beginning on and including August 2, 2004, through and including the date of the consummation of the Merger, and further provide that distribution of the Notice substantially in the manner set forth in the Scheduling Order constitutes the best notice practicable under the circumstances, meets the requirements of applicable law, is due and sufficient notice of all matters relating to the Settlement, and fully satisfies the requirements of due process and the Delaware Court of Chancery Rules.

                               STOCKHOLDER NOTICES

54. CCI shall be responsible for providing notice of the Settlement to the members of the Class. CCI shall pay, on behalf of and for the benefit of the other Defendants in the Action, all reasonable costs and expenses incurred in providing notice of the Settlement pursuant to the Scheduling Order.

                            ORDER AND FINAL JUDGMENT

55. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties to this Stipulation will promptly request the Court to enter an Order and Final Judgment, substantially in the form attached hereto as Exhibit C (the "Final Order"), which among other things:

         A. certifies the Class pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2) for purposes of the Settlement, approves the Settlement, adjudges the terms of the Settlement to be fair, reasonable, adequate and in the best interests of the Class, and directs consummation of the Settlement in accordance with the terms and conditions of this Stipulation;

         B. determines that the requirements of the Delaware Court of Chancery Rules and due process have been satisfied in connection with notice to the Class; and

         C. dismisses the Action with prejudice, said dismissal subject only to compliance by the parties with the terms of this Stipulation and any Order of the Court concerning this Stipulation, and permanently enjoins the plaintiffs, the Class and their respective affiliates, and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity.

                                   INJUNCTION

56. Pending final determination of whether the Settlement should be approved, the parties to the Action shall apply jointly to the Court for an Order enjoining and barring plaintiffs and all members of the Class, and any of them, from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person.

                      EVENTS THAT WILL VOID THE SETTLEMENT

57. In the event that the Merger is not consummated or the Tender Offer is not completed, then the Settlement shall be null and void and of no force and effect, unless otherwise agreed to by the parties to this Stipulation. In the event that the Settlement proposed herein is not Finally Approved by the Court, or the Court approves the

Settlement but such approval is reversed or vacated or substantially modified on appeal, reconsideration or otherwise, and such order reversing or vacating or modifying the Settlement becomes final by lapse of time or otherwise, then the Settlement shall be null and void and of no force and effect, unless otherwise agreed to in writing by the parties to this Stipulation. In the event the Settlement is rendered null and void for any reason, Defendants reserve the right to oppose certification of any class in future proceedings and each party shall be restored to his, her or its respective position as the party existed prior to execution of the MOU, neither the MOU nor this Stipulation shall be deemed to prejudice in any way the respective positions of the parties with respect to the Action, and neither the existence of the MOU nor this Stipulation, nor their contents, shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other litigation or proceeding.

                                    AUTHORITY

58. Each of the individuals executing this Stipulation on behalf of one or more of the parties to the Action represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such party, that it shall be binding on such party in accordance with its terms, that plaintiffs are the only holders and owners of their claims and causes of action asserted in the Action, and that none of plaintiffs' claims or causes of action referred to in any complaint or amended complaint in the Action or this Stipulation have been assigned, encumbered or in any manner transferred in whole or in part.

                               DENIAL OF LIABILITY

59. Each Released Person specifically disclaims any liability whatsoever relating to any of the Settled Claims, expressly denies having engaged in, or threatened to engage in, any breach of duty, violations of law or wrongful or illegal activity or having failed to act in any matter required by law or rule, or having violated, or threatened to violate, any law or regulation or duty, expressly denies that any person or entity has suffered any harm or damages as a result of such Released Person's involvement with the Settled Claims (or the events at issue therein), and such Released Person is making this Settlement (without conceding any infirmity in such Released Person's defenses against the Settled Claims) solely to avoid the uncertainty, distraction, burden and expense occasioned by litigation. Each Released Person believes such Released Person acted, at all times, in the best interests of CCI and its stockholders. The Court has made no finding that any Released Person has engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect.

                              MOU NOT AN ADMISSION

60. The provisions contained in the MOU and all negotiations, statements and proceedings in connection therewith are not, will not be argued to be, and will not be deemed to be a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

                          STIPULATION NOT AN ADMISSION

61. The provisions contained in this Stipulation and all negotiations, statements and proceedings in connection therewith are not, will not be argued to be, and will not be deemed to be a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

                                  COUNTERPARTS

62. This Stipulation may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

                                     WAIVER

63. The waiver by any party of any breach of this Stipulation will not be deemed or construed as a waiver of any other breach of this Stipulation, whether prior, subsequent, or contemporaneous.

                               FURTHER ASSURANCES

64. In addition to the actions specifically provided for in this Stipulation, the parties will use their reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective this Stipulation (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement). The parties and their attorneys agree to cooperate fully with one another in seeking the Court's approval of this Stipulation and the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement.

65. Without further order of the Court, the parties may agree to reasonable extensions of time not expressly set by the Court order to carry out any of the provisions of this Stipulation.

                              REVIEW OF STIPULATION

66. Each party represents and warrants that the party, or a responsible officer or partner or other fiduciary thereof, has read this Stipulation and understands the contents hereof.

                           INVESTIGATION OF SETTLEMENT

67. Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in the MOU and this Stipulation, and of all of the matters pertaining thereto, as the party deems necessary and advisable.

                              TERMS ARE CONTRACTUAL

68. Each term of this Stipulation is contractual and not merely a recital.

                               FEES AND EXPENSES

69. Plaintiffs in the Action and their counsel intend to petition the Court for an award of fees and reimbursement of plaintiffs' reasonable expenses incurred in connection with the Action (in the total amount of $4,950,000) (the "Fee Application"). Defendants in the Action agree to take no position regarding the Fee Application. CCI, on behalf of and for the benefit of the other defendants in the Action, agrees to pay any final award of fees and expenses by the Court up to the amount of the Fee Application. Final resolution by the Court of the Fee Application shall not be a precondition to the dismissal of the Action in accordance with this Stipulation.

70. The Fee Application may be considered separately from the proposed Settlement of the Action. CCI shall pay any fees and expenses awarded by the Court in the Action to plaintiffs' counsel in the Action within five (5) business days after the later of (i) the date on which the Final Order is Finally Approved, or (ii) the date the Merger is consummated.

71. In the event a party materially breaches this Stipulation, the non-breaching parties may recover from the breaching party the reasonable attorneys' fees and costs incurred to enforce the terms of this Stipulation.

                                   AMENDMENTS

72. This Stipulation may not be amended, changed, waived, discharged or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by the party against whom enforcement of such amendment, change, waiver, discharge or termination is sought.

                             GOVERNING LAW AND FORUM

73. This Stipulation and the Settlement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles. Any action relating to this Stipulation or the Settlement will be filed exclusively in the Court. Each party hereto (i) consents to personal jurisdiction in any such action (but in no other action) brought in the Court, (ii) consents to service of process by registered mail upon such party and/or such party's agent, (iii) waives any objection to venue in the Court and any claim that Delaware or the Court is an inconvenient forum, and (iv) waives any right to demand a jury trial as to any such action.

                                ENTIRE AGREEMENT

74. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings or representations, including without limitation the MOU.

All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

                             SUCCESSORS AND ASSIGNS

75. This Stipulation is and will be binding upon, and inure to the benefit of, the parties and their respective affiliates, agents, executors, heirs, successors and permitted assigns.

                                  NO ASSIGNMENT

76. Each plaintiff in the Action warrants and represents that he or she has not assigned, encumbered or in any manner transferred (in whole or in part), or purported to assign, encumber or in any manner transfer (in whole or in part), any claim or cause of action (i) referred to in the Action or (ii) which constitutes a Settled Claim, and that he or she will not do so.

                          NO THIRD PARTY BENEFICIARIES

77. The terms and provisions of this Stipulation are intended solely for the benefit of the Released Persons, the Class, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights or remedies upon any other person or entity, except any attorneys' fees and expenses to be paid pursuant to the terms of this Stipulation.

                                 INTERPRETATION

78. This Stipulation will be deemed to have been mutually prepared by the parties and will not be construed against any of them by reason of authorship.

79. Paragraph titles have been inserted for convenience only and will not be used in determining the terms of this Stipulation.

                                  SEVERABILITY

80. If any provision of this Stipulation is held to be illegal, invalid, or unenforceable (i) such provision will be fully severable, (ii) this Stipulation will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Stipulation, and (iii) the remaining provisions of this Stipulation will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Stipulation.

IN WITNESS WHEREOF, the parties have executed this Stipulation effective as of November 10, 2004.

/s/ Kevin G. Abrams                      /s/ Carmella P. Keener
------------------------------------     ---------------------------------------
Kevin G. Abrams (#2375)                  Carmella P. Keener (#2810)
Thomas A. Beck (#2086)                   919 N. Market Street, Suite 1401
Candice M. Toll (#4465)                  P.O. Box 1070
Philippe Y. Blanchard (#4493)            Wilmington, Delaware 19899
Richards, Layton & Finger, P.A.          (302) 656-4433
One Rodney Square                        Delaware Liaison Counsel for Plaintiffs
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
  Attorneys For Defendants CEI, CHI,
  Barbara  Cox Anthony, Anne Cox
  Chambers, James C. Kennedy, G. Dennis
  Berry and Robert C. O'Leary

/s/ William M. Lafferty
-------------------------------------
William M. Lafferty (#2755)
Morris, Nichols, Arsht & Tunnell
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 575-7341
   Attorneys For Defendants Cox
   Communications, Inc., and James O.
   Robbins, Janet M. Clarke, Rodney W.
   Shrock and Andrew J. Young

                                                                       EXHIBIT A

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

IN RE COX COMMUNICATIONS, INC.         )                    Cons. C.A. No. 613-N
SHAREHOLDERS LITIGATION                )

                                SCHEDULING ORDER

         The parties to the above-captioned consolidated class action (the "Action") having applied pursuant to Court of Chancery Rule 23(e) for an Order to approve the proposed settlement of the Action in accordance with the Stipulation of Settlement entered into by the parties, dated as of November 10, 2004 (the "Stipulation"), and for the dismissal of the Action with prejudice upon the terms and conditions set forth in the Stipulation (the "Settlement"); the Stipulation contemplating certification by this Court (the "Court") of a class in the Action, solely for purposes of settlement; and the Court having read and considered the Stipulation and accompanying documents, and all parties having consented to the entry of this Order,

         NOW, THEREFORE, this ___ day of November, 2004, upon application of the parties, IT IS HEREBY ORDERED as follows:

         Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

         Solely for purposes of the Settlement, the Action shall be preliminarily maintained as a class action pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2) on behalf of a class composed of all record and beneficial owners of CCI Class A common stock, other than CEI and its subsidiaries, during the period beginning on and including August 2, 2004, through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, and excluding the Defendants (the "Class"). The named plaintiffs are preliminarily certified as class representative and their counsel as Class Counsel.

         A hearing (the "Settlement Hearing") shall be held on __________ ___, 2004 at ______ _.m, at the New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801, to:

         a. determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Class;

         b. determine whether final judgment should be entered dismissing the Action as to the Released Persons with prejudice as against plaintiffs and the Class, releasing the Settled Claims, and barring and enjoining prosecution of any and all Settled Claims;

         c. determine whether the Class should be certified and whether plaintiffs and their counsel have adequately represented the Class;

         d. consider the application of plaintiffs' counsel for an award of attorneys' fees and expenses; e. hear and determine any objections to the Settlement and the application of plaintiffs' counsel for an award of attorneys' fees and expenses; and

         f.       rule on such other matters as the Court may deem appropriate.

         The Court reserves the right to adjourn the Settlement Hearing, including consideration of the application for attorneys' fees and costs, without further notice other than by announcement at the Settlement Hearing or any adjournment thereof.

         The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to the Class.

         At least thirty (30) days prior to the Settlement Hearing, CCI shall mail to the members of the Class as shown on the stock records maintained by or on behalf of CCI, by first class mail, postage prepaid, a Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the "Notice") substantially in the form attached to the Stipulation as Exhibit B. All record holders in the Class who were not also the beneficial owners of the Shares shall forward the Notice to the beneficial owners of those Shares. CCI shall use reasonable efforts to give notice to such beneficial owners by (a) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests additional copies of the Notice for distribution to beneficial owners, or (b) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders.

         The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfies the requirements of due process, Rule 23 of the Rules of the Court of Chancery and applicable law. CCI shall, prior to the date of the Settlement Hearing directed herein, file proof of mailing of the Notice.

         Any member of the Class who objects to the Stipulation, the Settlement, the class action determination, the Final Order to be entered herein, and/or the application for attorneys' fees and expenses, or who otherwise wishes to be heard, may appear in person or by his attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided however, that no person other than plaintiffs, Class Counsel, Defendants and counsel for Defendants in the Action shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless no later than ten (10) days prior to the Settlement Hearing directed herein, (i) written notice of the intention to appear; (ii) a detailed statement of such person's objections to any matter before the Court; and (iii) the grounds therefor or the reasons why such person desires to appear and to be heard, as well as all documents and writings which such person desires the Court to consider, shall be filed by such person with the Register in Chancery and, on or before such filing, shall be served by hand or overnight mail on the following counsel of record:

                 Carmella P. Keener
                 Rosenthal, Monhait, Gross & Goddess, P.A.
                 919 Market Street
                 P.O. Box 1070
                 Wilmington, Delaware 19899-1070

                 Kevin G. Abrams
                 Richards, Layton & Finger, P.A.
                 One Rodney Square
                 P.O. Box 551
                 Wilmington, Delaware 19899-0551

                 William M. Lafferty
                 Morris, Nichols, Arsht & Tunnell
                 1201 N. Market Street
                 P.O. Box 1347
                 Wilmington, DE 19899-1347

         Any person who fails to object in the manner prescribed above shall be deemed to have waived such objection and shall be forever barred from raising such objection in the Action or any other action or proceeding.

         All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further Order of this Court. Pending final determination of whether the Stipulation should be approved, Class Counsel, plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims (as defined in the Stipulation), either directly, representatively, derivatively or in any other capacity, against any Released Person (as defined in the Stipulation).

         If the Settlement provided for in the Stipulation shall be approved by the Court following the Settlement Hearing, a Final Order shall be entered as described in the Stipulation.

         If the Stipulation is not approved by the Court or is terminated or shall not become effective for any reason whatever, the Action shall proceed, completely without prejudice to any party as to any matter of law or fact (including the appropriateness of any certification of the class), as if the Stipulation had not been made and had not been submitted to the Court, and neither the Stipulation nor any provision contained in the Stipulation nor any action undertaken pursuant thereto (including the preliminary certification of the Class pursuant to this Order) nor the negotiation thereof by any party shall be deemed an admission or offered or received in evidence at any proceeding in the Action or any other action or proceeding.

                                               _________________________________
                                               Vice Chancellor

                                                                       EXHIBIT B

               IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

IN RE COX COMMUNICATIONS, INC.      )                       Cons. C.A. No. 613-N
SHAREHOLDERS LITIGATION             )

                  NOTICE OF PENDENCY OF CLASS ACTION, PROPOSED
               SETTLEMENT OF CLASS ACTION AND SETTLEMENT HEARING

TO: ALL RECORD AND BENEFICIAL HOLDERS OF THE CLASS A COMMON STOCK OF COX COMMUNICATIONS, INC. ON OR AFTER AUGUST 2, 2004 THROUGH AND INCLUDING THE DATE OF THE CONSUMMATION OF THE MERGER DESCRIBED BELOW, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS IN INTEREST, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM.

         PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF YOU WERE NOT THE BENEFICIAL HOLDER, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL HOLDER.

         THE PURPOSE OF THE NOTICE IS TO INFORM YOU OF THIS LAWSUIT (THE "ACTION"), A PROPOSED SETTLEMENT OF THE ACTION, AND A HEARING TO BE HELD BY THE DELAWARE COURT OF CHANCERY (THE "COURT"). THE HEARING WILL BE HELD IN THE NEW CASTLE COUNTY COURTHOUSE, 500 N. KING STREET, WILMINGTON, DELAWARE, ON DECEMBER [__,] 2004, AT __:__ _.M. (THE "SETTLEMENT HEARING") TO (A) DETERMINE WHETHER A STIPULATION OF SETTLEMENT DATED AS OF NOVEMBER 10, 2004 (THE "STIPULATION"), AND THE TERMS AND CONDITIONS

                                                                       EXHIBIT B

OF THE SETTLEMENT PROPOSED IN THE STIPULATION (THE "SETTLEMENT"), ARE REASONABLE AND ADEQUATE AND IN THE BEST INTERESTS OF MEMBERS OF THE CLASS (AS DEFINED BELOW) AND SHOULD BE APPROVED BY THE COURT; (B) DETERMINE WHETHER AN ORDER AND FINAL JUDGMENT SHOULD BE ENTERED DISMISSING THE ACTION AS TO OTHER RELEASED PERSONS (AS DEFINED BELOW) WITH PREJUDICE AS AGAINST PLAINTIFFS AND THE CLASS (AS DEFINED BELOW), RELEASING THE SETTLED CLAIMS (AS DEFINED BELOW), AND BARRING AND ENJOINING PROSECUTION OF ANY AND ALL SETTLED CLAIMS (AS DEFINED BELOW); (C) DETERMINE WHETHER THE ACTION MAY BE MAINTAINED AS A CLASS ACTION; (D) RULE ON THE APPLICATION OF PLAINTIFFS' COUNSEL FOR ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES; AND (E) RULE ON OTHER SUCH MATTERS AS THE COURT MAY DEEM APPROPRIATE.

                            BACKGROUND OF THE ACTION

         THE DESCRIPTION OF THE ACTION AND THE SETTLEMENT WHICH FOLLOW HAVE BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT.

In late spring 2004, executives of CEI began to believe that increasing CEI's stake in CCI might be CEI's most attractive investment opportunity and that the current environment of the capital markets made such an investment more feasible. At the same time, executives of CCI had been considering the repurchase of publicly held shares of CCI Class A common stock as an

                                                                       EXHIBIT B

investment alternative. On June 25, 2004, James C. Kennedy, CEI's Chairman of the Board and Chief Executive Officer and CCI's Chairman of the Board, Robert C. O'Leary, CEI's Executive Vice President and Chief Financial Officer and a CCI board member, James O. Robbins, President and Chief Executive Officer of CCI and a CCI board member, Jimmy W. Hayes, CCI's Executive Vice President, Finance and Chief Financial Officer, and Robert Redella, Vice President, Mergers and Acquisitions at CCI, and James A. Hatcher, Senior Vice President, Legal and Regulatory Affairs at CCI, met to discuss certain investment opportunities, including the potential repurchase of some or all of CCI's publicly held Class A common stock (the "Shares").

On June 30, Mr. Kennedy met with G. Dennis Berry, CEI's President and Chief Operating Officer and a CCI board member, Mr. O'Leary, Richard J. Jacobson, CEI's Treasurer, Andrew Merdek, CEI's Vice President, Legal Affairs, Corporate Secretary and General Counsel, Scott Whiteside, then Vice President of Business Development of CEI, Andrew Drake, Director of Business Development of CEI, and David Head, Controller of CEI, at which meeting Messrs. Kennedy and O'Leary decided to explore in more detail a transaction to purchase all of the outstanding publicly held stock of CCI.

On July 9, 2004, Mr. Jacobson, Mr. Whiteside, David Head and Mr. Drake and certain attorneys from Dow Lohnes and Albertson PLLC ("Dow Lohnes") met with certain representatives of Citigroup and Lehman Brothers to discuss the structure and financing of a potential going private transaction involving CCI, including a tender offer for all of the outstanding publicly held stock of CCI.

Following a meeting of the CEI Board of Directors, on August 1, CEI sent a letter to the members of the CCI board of directors offering to acquire the Shares CEI did not already

                                                                       EXHIBIT B

beneficially own at $32 per Share in cash pursuant to a negotiated transaction, including a tender offer. The letter also stated CEI's expectation that a special committee of independent CCI directors would be formed to respond to its proposal. CEI confirmed in the letter that it was unwilling to sell its interest in CCI or to allow CCI to be sold to a third party.

On August 2, CEI issued a press release announcing its proposal to acquire the Shares held by the public at $32 per Share in cash.

Following the announcement of the Proposed Transaction, the board of directors of CCI (the "CCI Board") appointed a special committee of independent directors who are neither members of management nor affiliated with CEI (the "Special Committee") to, among other things, evaluate and respond to CEI's proposal on behalf of CCI's public stockholders. The CCI board resolution appointing the Special Committee further provided that the CCI Board would not authorize or recommend any transaction involving CEI without the prior favorable recommendation of the Special Committee.

On August 5, the Special Committee voted to retain Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank") as its legal counsel. On August 16, the Special Committee retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor. The Special Committee issued a press release announcing its formation and its retention of financial and legal advisors on August 17.

On August 25, the Special Committee and its financial and legal advisors met with CEI and its financial and legal advisors. Mr. Kennedy, CEI's Chairman of the Board and Chief Executive Officer and CCI's Chairman of the Board, and CEI's financial advisors explained the reasons why CEI believed its proposal was financially attractive to CCI's public stockholders.

                                                                       EXHIBIT B

The Special Committee met with its legal and financial advisors following the meeting. Goldman Sachs, among other things, reviewed certain trading and ownership information regarding the Shares, "sellside" research valuation reports regarding CCI, and certain financial information regarding CCI and compared it to similar financial information regarding other cable companies.

On August 27, the Special Committee held a telephonic meeting with its financial and legal advisors, during which were discussed, among other things, CCI's revised long range plan and its relevance to the Special Committee's evaluation of the CEI's proposal.

On August 31, defendants began a rolling production of documents to plaintiffs in the Action in response to plaintiffs' request for the production of documents. The parties also discussed proposed schedules for the depositions of certain witnesses. During the following weeks, defendants produced additional documents to plaintiffs in the Action, including the same materials provided to Goldman Sachs.

On September 15, Goldman Sachs presented to the Special Committee and its legal advisors preliminary analyses of CCI using a number of valuation methodologies. During that meeting, the Special Committee authorized its legal advisors to communicate to CEI's legal advisors that it expected that Goldman Sachs would be in a position to meet with CEI's financial advisors during the week of September 27.

On September 17, the Special Committee received a letter from Mr. O'Leary, CEI's Executive Vice President and Chief Financial Officer, which expressed CEI's view that CCI's prior and revised long range plans underestimated competition and risks in achieving the plans, thereby overstating future cash flows, and that a majority of research analysts following CCI had financial projections meaningfully lower than those in CCI's prior and revised plans.

                                                                       EXHIBIT B

The Special Committee approved a written response to Mr. O'Leary, which stated that the Special Committee was relying on the revised long range plan, and requesting that CEI's views not be communicated to CCI's management to ensure that management's ongoing assessment of the plan remain unaffected by these views.

On September 23, the Special Committee met with its legal and financial advisors to formulate an initial response to CEI's proposal. Goldman Sachs reviewed revised preliminary financial analyses of CCI. It also reviewed a draft document, prepared for purposes of initiating negotiations with CEI and its advisors, highlighting positive factors influencing the valuation of CCI and adopting an aggressive view of CCI's value. After discussion, it was agreed that this draft negotiating presentation would be revised and reviewed by the Special Committee. A revised draft was approved on September 26.

On September 28, a meeting was held between the Special Committee's financial advisors and CEI's financial advisors, during which Goldman Sachs reviewed the written presentation approved by the Special Committee on September 26. Goldman Sachs concluded its presentation by stating the Special Committee's view that there was substantial support for the Special Committee's belief that the value of the Shares was not reflected in CEI's $32 per Share proposal and that the Special Committee desired that CEI significantly increase its $32 per Share offer. Following the meeting of financial advisors, Fried Frank discussed with Dow Lohnes the structure of CEI's proposal, the Special Committee's view of the desirability of a non-waivable majority of minority condition and certain other limited matters.

Between September 30 and October 6, CCI produced to plaintiffs in the Action the internal, non-public forecasts and projections of CCI, including the long range plans.

                                                                       EXHIBIT B

On October 1, the Special Committee received a letter from Mr. O'Leary expressing, among other things, CEI's concern that the values indicated to CEI by the Special Committee's advisors did not reflect the current competitive environment and risks in achieving CCI's long range plan. The letter suggested another meeting between CEI's and the Special Committee's financial advisors.

On October 1, plaintiffs in the Action issued subpoenas for the production of documents and depositions of Citigroup, Lehman Brothers and Goldman Sachs.

On October 4, the Special Committee sent a letter to Mr. Kennedy, which stated that the Special Committee was unanimous in its view that $32 per Share was not an acceptable price for public stockholders.

On October 7, Goldman Sachs met with Citigroup and Lehman Brothers. Citigroup and Lehman Brothers delivered a written presentation which highlighted the reasons why CEI both disagreed with the valuations included in the September 28 Goldman Sachs presentation and considered CCI's revised long range plan to be overly aggressive in light of intensifying competition. After further discussion, CEI's financial advisors stated that they were not authorized to negotiate price.

Later that day, Goldman Sachs reported on its meeting with CEI's financial advisors during a telephonic meeting of the Special Committee. The members of the Special Committee reaffirmed their view that $32 per Share did not adequately reflect the value of CCI.

Also on October 7, plaintiffs' counsel and counsel for CEI discussed the possibility that plaintiffs and their financial advisor would meet with CEI and its financial advisors to present plaintiffs' views on CCI's valuation and the need for an increase in the price offered in the Proposed Transaction. Plaintiffs' counsel and CEI's counsel also discussed the demand by

                                                                       EXHIBIT B

plaintiffs' counsel that any transaction be subject to a majority of the minority condition whereby a majority of the shares of CCI Class A common stock other than shares held by CEI must be validly tendered and not withdrawn before the tender offer expires.

On October 11, CEI's financial advisors informed the Special Committee's financial advisors that CEI was prepared to increase its offer to $33.50 per Share, explained the basis for CEI's belief that $33.50 was a full and fair price, and characterized the possible increase as CEI's highest and final offer. The Special Committee's financial advisors stated that the willingness of CEI to increase its offer to $33.50 would be communicated to the Special Committee, but that $33.50 was likely to be unacceptable to the Special Committee.

The Special Committee received later that day the information regarding the possibility of a price increase to $33.50, and concluded that a price of $33.50 still did not adequately reflect the value of the Shares.

On October 12, plaintiffs' counsel and plaintiffs' financial advisor met telephonically with Citigroup's and Lehman Brothers' representatives and CEI's counsel, and discussed various financial analyses of CCI prepared by plaintiffs' financial advisor to support plaintiffs' view that the price offered in the Proposed Transaction should be increased to at least $38 per Share. These financial analyses included, among other things, an analysis of "sellside" research valuation reports regarding CCI, a comparable companies analysis, a comparable transactions analysis and a discounted cash flow analysis of CCI based on both public research and CCI's long range plans. The written presentation material for those analyses had, by agreement, earlier been provided to CEI and Citigroup and Lehman Brothers in anticipation of the October 12 meeting.

                                                                       EXHIBIT B

Also on October 12, the Special Committee discussed with its financial and legal advisors possible responses to CEI's indication that it was willing to increase its offer to $33.50 per Share. The Special Committee concluded that the appropriate negotiating tactics were for Goldman Sachs to inform Citigroup and Lehman Brothers that (i) if $33.50 were CEI's final price, the Special Committee would reject it and (ii) if the suggestion of a $33.50 price were intended to lead to agreement on a price per Share of $35.00, the Special Committee would reject that price as well. Instead, Goldman Sachs was instructed to communicate that the Special Committee would accept a price of $37 per Share. The Special Committee also agreed that Ms. Clarke, as Chair of the Special Committee, should communicate the same message to Mr. Kennedy following Goldman Sachs' discussion with CEI's financial advisors. The position of the Special Committee was communicated to CEI's financial advisors in the evening of October 12.

On October 13, Mr. Kennedy telephoned Ms. Clarke and indicated, among other things, that $33.50 was a full and fair price and that CEI was prepared to withdraw its proposal if an in-person meeting of the principals did not result in an agreement on price.

Ms. Clarke reported on her conversation with Mr. Kennedy to the Special Committee and its financial and legal advisors. The members of the Special Committee agreed that the meeting with CEI should be set for October 15.

On October 14, the Special Committee met telephonically with its advisors. Among the matters discussed was the possibility of CEI withdrawing its proposal after the meeting. The Special Committee concluded that this possibility was not a justification for accepting a price that was not fair to CCI public stockholders.

                                                                       EXHIBIT B

Also on October 14, plaintiffs' counsel and CEI's counsel met telephonically to discuss the possibility of the price increase to $33.50 per Share and the majority of the minority condition. Later that day, plaintiffs' counsel communicated to CEI's counsel that plaintiffs would accept a price of $37 per share, subject to, among other things, the majority of the minority condition.

On October 15, Mr. Kennedy and Mr. O'Leary met with the three members of the Special Committee. None of their respective advisors were present. At this meeting, Mr. Kennedy reaffirmed that $33.50 per Share was CEI's highest possible price. After discussion, Mr. Kennedy indicated CEI might be willing to increase its offer to $34 per Share and, after further discussion, to $34.50 per Share. Mr. Kennedy stated $34.50 was CEI's highest price and that CEI would withdraw its proposal if this price were not acceptable to the Special Committee. The meeting recessed. During the recess, the Special Committee met with its advisors. When the meeting reconvened, Ms. Clarke stated that a price of $35.25 per Share was the lowest price the Special Committee would recommend. Mr. Kennedy stated that if a price of $35.25 were the lowest price possible, CEI would withdraw its proposal. The meeting ended without agreement.

The Special Committee then held discussions with its advisors. After those discussions and after taking into account the issues discussed at the previous meeting, the Special Committee authorized Ms. Clarke to negotiate on behalf of the Special Committee the best price obtainable from CEI, subject to the Special Committee consulting with Goldman Sachs as to the fairness of this price from a financial point of view, having a majority of public stockholders support the transaction, negotiation of a satisfactory merger agreement and settling the existing litigations relating to CEI's proposal.

                                                                       EXHIBIT B

Later on October 15, Ms. Clarke met with Mr. Kennedy. Ms. Clarke stated that the Special Committee would not support a price lower than $35 per Share. Mr. Kennedy again stated that he was not willing to increase the CEI offer above $34.50 per Share and was prepared to immediately withdraw the CEI proposal. After further discussion, Mr. Kennedy increased the price to $34.75 and stated that this was CEI's final and best offer. Ms. Clarke indicated, on behalf of the Special Committee, that the Special Committee would unanimously accept that price, subject to the conditions the Special Committee had discussed. Ms. Clarke also stated that the existing litigations brought on behalf of public holders of CCI Class A common stock should be settled as part of a final agreement on a transaction. After consulting with CEI's legal advisor, Mr. Kennedy accepted these conditions. Mr. Kennedy and Ms. Clarke agreed that CEI, the Special Committee and their respective legal counsel should negotiate the terms of the merger agreement.

Also on October 15, plaintiffs' counsel and CEI's counsel had various discussions regarding the possibility of further price increases by CEI and the price plaintiffs would be willing to accept, and the possibility of CEI's agreement to a majority of the minority condition.

From October 16 through the morning of October 19, the terms of the merger agreement were negotiated.

On October 18, the parties to the Action entered into a Memorandum of Understanding (the "MOU") providing for a settlement of the Action between and among plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, subject to numerous conditions, including the satisfactory completion of additional discovery to confirm the fairness of the proposed settlement. The MOU provides that pursuant to and subject to the definitive merger agreement approved by CEI, the Special Committee and the CCI Board, CEI shall

                                                                       EXHIBIT B

proceed with the tender offer and the merger in which the holders of CCI Class A common stock other than CEI and its subsidiaries shall be entitled to receive consideration of $34.75 per Share and that the tender offer will be subject to the Majority of the Minority Condition (as defined below).

Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), CEI will indirectly acquire the outstanding publicly held minority Shares of CCI (the "CCI Public Shares") for $34.75 per Share by way of a two-step process. The Merger Agreement provides that, as an initial step, CCI and a CEI affiliate will make a joint tender offer (the "Tender Offer") to purchase all of the CCI Public Shares for $34.75 per Share. The Tender Offer is subject to, among other things, the condition that a majority of the shares of CCI Class A common stock other than shares held by CEI, CHI, Cox DNS, Inc. or their respective affiliates or the directors and executive officers of CCI immediately prior to the expiration of the Tender Offer, shall have been validly tendered and not withdrawn before the Tender Offer expires (the "Majority of the Minority Condition"). Following the completion of the Tender Offer, assuming all conditions to the Tender Offer and the Merger Agreement are satisfied or waived, CEI will complete a second-step merger in accordance with Delaware law to acquire any remaining CCI Public Shares at the same price (the "Merger"). Upon completion of the Merger, which CEI believes can be completed by mid-December 2004, CCI will become an indirect wholly owned subsidiary of CEI.

On October 18, the Special Committee met with its legal and financial advisors. After considering, among other things, the presentation by Goldman Sachs, and its oral opinion that the $34.75 per share in cash to be received by the holders of the CCI Public Shares in the Tender Offer and the Merger was fair from a financial point of view, the Special Committee

                                                                       EXHIBIT B

unanimously determined that the Offer, the Merger and the Merger Agreement were advisable, fair to and in the best interests of CCI and its stockholders (other than CEI and its affiliates).

Following the meeting of the Special Committee, the CCI Board met. The Special Committee reported its recommendation that the CCI Board approve and declare advisable the Offer, the Merger and the Merger Agreement. Based upon the recommendation of the Special Committee, the CCI Board approved the Offer, the Merger and the Merger Agreement and resolved to recommend that stockholders accept the Offer, tender their Shares in the Offer and approve and adopt the Merger Agreement if it is submitted for their approval.

On October 19, CEI and CCI issued a joint press release announcing the Offer, the Merger and the Merger Agreement.

                             THE DELAWARE LITIGATION

         THE ACTION IS THE CONSOLIDATION OF FIFTEEN SEPARATE ACTIONS PURPORTEDLY BROUGHT ON BEHALF OF THE PUBLIC HOLDERS OF CCI CLASS A COMMON STOCK STOCKHOLDERS OF CCI AGAINST CCI, CEI, CEI'S WHOLLY OWNED SUBSIDIARY COX HOLDINGS, INC. ("CHI"), CCI'S BOARD OF DIRECTORS, BARBARA COX ANTHONY AND ANNE COX CHAMBERS (THE "INDIVIDUAL DEFENDANTS," AND COLLECTIVELY WITH CCI, CEI AND CHI, THE "DEFENDANTS"). WHEN THE CONSTITUENT ACTIONS WERE CONSOLIDATED ON AUGUST 31, 2004, THE COURT APPOINTED THE LAW FIRM OF ABBEY GARDY, LLP AS CHAIR OF PLAINTIFFS' EXECUTIVE COMMITTEE AND THE LAW FIRM OF ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A. AS DELAWARE LIAISON COUNSEL FOR PLAINTIFFS.

                                                                       EXHIBIT B

         THE ACTION CHALLENGES CEI'S PROPOSAL, PUBLICLY ANNOUNCED ON AUGUST 2, 2004, TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF CCI CLASS A COMMON STOCK NOT OWNED BY CEI THROUGH ITS SUBSIDIARIES FOR $32.00 IN CASH PER SHARE PURSUANT TO A MERGER AGREEMENT PROVIDING FOR A TENDER OFFER FOLLOWED BY A SHORT-FORM MERGER, OR PROVIDING FOR A LONG FORM MERGER WITHOUT AN INITIAL STEP TENDER OFFER (THE "PROPOSED TRANSACTION"). THE OPERATIVE COMPLAINT IN THE ACTION PRIMARILY ALLEGES THAT THE DEFENDANTS BREACHED THEIR FIDUCIARY DUTIES IN CONNECTION WITH THE INITIATION, STRUCTURE AND TIMING OF THE PROPOSED TRANSACTION, AND BY FAILING TO CONDITION THE PROPOSED TRANSACTION ON THE APPROVAL OF A MAJORITY OF THE PUBLIC MINORITY STOCKHOLDERS, AND BY FAILING TO DISCLOSE CERTAIN ALLEGEDLY MATERIAL INFORMATION RELATING TO THE MERGER.

         PRIOR TO ANNOUNCEMENT OF THE MERGER AGREEMENT, DEFENDANTS IN THE ACTION PRODUCED OVER 13,000 PAGES OF DOCUMENTS TO PLAINTIFFS IN THE ACTION IN RESPONSE TO PLAINTIFFS' REQUEST FOR DOCUMENTS, INCLUDING VARIOUS PUBLIC INFORMATION RELATING TO CCI AND CEI AND VARIOUS NON-PUBLIC, INTERNAL FINANCIAL INFORMATION AND PROJECTIONS. PLAINTIFFS IN THE ACTION ALSO SERVED SUBPOENAS FOR DEPOSITIONS OF REPRESENTATIVES OF THE FINANCIAL ADVISORS TO CEI AND THE SPECIAL COMMITTEE.

                                                                       EXHIBIT B

         AS A RESULT OF THE PENDENCY AND PROSECUTION OF THE ACTION, COUNSEL FOR PLAINTIFFS AND CEI ENGAGED IN ARM'S-LENGTH NEGOTIATIONS CONCERNING A POSSIBLE SETTLEMENT OF THE ACTION. ON OCTOBER 18, 2004, THE PARTIES TO THE ACTION ENTERED INTO A MEMORANDUM OF UNDERSTANDING (THE "MOU") PROVIDING FOR A SETTLEMENT OF THE ACTION BETWEEN AND AMONG PLAINTIFFS, ON BEHALF OF THEMSELVES AND THE PUTATIVE CLASS (AS DEFINED BELOW), AND DEFENDANTS, SUBJECT TO NUMEROUS CONDITIONS, INCLUDING THE SATISFACTORY COMPLETION OF ADDITIONAL DISCOVERY TO CONFIRM THE FAIRNESS OF THE PROPOSED SETTLEMENT.

         THE MOU PROVIDES THAT PURSUANT TO AND SUBJECT TO THE DEFINITIVE MERGER AGREEMENT APPROVED BY CEI, THE SPECIAL COMMITTEE AND THE CCI BOARD, CEI SHALL PROCEED WITH THE TENDER OFFER AND THE MERGER IN WHICH THE HOLDERS OF CCI CLASS A COMMON STOCK OTHER THAN CEI AND ITS SUBSIDIARIES SHALL BE ENTITLED TO RECEIVE CONSIDERATION OF $34.75 PER SHARE AND THAT THE TENDER OFFER WILL BE SUBJECT TO THE MAJORITY OF THE MINORITY CONDITION.

         FOLLOWING THE EXECUTION OF THE MOU, DEFENDANTS PROVIDED PLAINTIFFS' COUNSEL WITH ADDITIONAL DOCUMENT PRODUCTION REGARDING, AMONG OTHER THINGS, THE INTERNAL DELIBERATIONS OF THE SPECIAL COMMITTEE, AND PLAINTIFFS' COUNSEL TOOK THE DEPOSITIONS OF (I) JANET M. CLARKE, CHAIR OF THE SPECIAL COMMITTEE,

                                                                       EXHIBIT B

(II) JIMMY W. HAYES, CCI'S EXECUTIVE VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, (III) AVINASH MEHROTRA OF GOLDMAN SACHS & CO. (THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR), (IV) RICHARD JACOBSON, CEI'S TREASURER, AND (V) PAUL PARKER OF LEHMAN BROTHERS (CEI'S FINANCIAL ADVISOR), WHICH ENABLED PLAINTIFFS' COUNSEL TO CONFIRM THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE SETTLEMENT AND THE DISCLOSURES CONTEMPLATED THEREIN.

         ON NOVEMBER 10, 2004, THE PARTIES ENTERED INTO THE STIPULATION.

                    PROPOSED DISMISSAL OF GEORGIA LITIGATION

On October 18, the parties to three putative class action lawsuits purportedly brought (i) on behalf of the public stockholders of CCI against CCI, CEI (in two of the three actions), and CCI's board of directors, and (ii) in four counts of one of the complaints, derivatively on behalf of CCI against CCI's board of directors and CCI, which had been filed in the Superior Court of Fulton County, Georgia (the "Georgia Actions"), entered into a Memorandum of Understanding (the "Georgia MOU"), which set forth the agreement by the parties for the dismissal of the Georgia Actions. The Georgia MOU provides, among other things, that if the Settlement contemplated by this Stipulation becomes final and non-appealable, the parties to the Georgia Actions will jointly seek, within two
(2) business days thereof, to effect the dismissal with prejudice of the Georgia Actions without further notice. In conjunction with the joint motions to dismiss, plaintiffs and their counsel in the Georgia Actions will file a petition with the Superior Court of Fulton County, Georgia (the "Georgia Court"), seeking authorization for CCI to satisfy an award of up to $1,250,000 of attorneys' fees and expenses in accordance with the terms

                                                                       EXHIBIT B

contained in the Georgia MOU (the "Georgia Fee Application"). Defendants in the Georgia Actions have agreed to take no position on the Georgia Fee Application.

                           REASONS FOR THE SETTLEMENT

         PRIOR TO AND THROUGHOUT THE DURATION OF THE ACTION, PLAINTIFFS' COUNSEL CONDUCTED A THOROUGH INVESTIGATION INTO THE SUBSTANCE OF THE CLAIMS ASSERTED IN THE ACTION, INCLUDING ANALYZING DOCUMENTS OBTAINED THROUGH DISCOVERY AND PUBLICLY AVAILABLE SOURCES, ANALYZING APPLICABLE CASE LAW AND OTHER AUTHORITIES, AND CONDUCTING CONFIRMATORY DISCOVERY.

         BASED ON THIS THOROUGH INVESTIGATION, THE ADDITIONAL FACTS DEVELOPED IN DISCOVERY, THE EVENTS, NEGOTIATIONS AND AGREEMENTS DESCRIBED ABOVE, AND ANALYSIS OF APPLICABLE LAW, PLAINTIFFS AND THEIR COUNSEL HAVE CONCLUDED THAT THE TERMS AND CONDITIONS OF THE SETTLEMENT ARE FAIR, REASONABLE, ADEQUATE AND IN THE BEST INTERESTS OF PLAINTIFFS AND THE CLASS (AS DEFINED BELOW).

         PLAINTIFFS HAVE ENTERED INTO THE STIPULATION AND SETTLEMENT AFTER TAKING INTO ACCOUNT, AMONG OTHER THINGS, (I) THE SUBSTANTIAL BENEFITS TO MEMBERS OF THE CLASS (AS DEFINED BELOW) FROM THE MERGER AND THE TENDER OFFER, INCLUDING THE MAJORITY OF THE MINORITY CONDITION (AS DEFINED BELOW); (II) THE RISKS OF CONTINUED LITIGATION IN THE ACTION; (III) THE DESIRABILITY OF PERMITTING THE SETTLEMENT TO BE CONSUMMATED AS PROVIDED BY THE TERMS OF THIS STIPULATION; AND
(IV) THE CONCLUSION OF

                                                                       EXHIBIT B

PLAINTIFFS' COUNSEL THAT THE TERMS AND CONDITIONS OF THE SETTLEMENT ARE FAIR, REASONABLE, ADEQUATE AND IN THE BEST INTERESTS OF PLAINTIFFS AND THE CLASS (AS DEFINED BELOW).

         DEFENDANTS HAVE DENIED, AND CONTINUE TO DENY, ANY LIABILITY OR WRONGDOING, WITH RESPECT TO ANY AND ALL CLAIMS ALLEGED IN THE ACTION OR OTHERWISE. WHILE MAINTAINING THEIR INNOCENCE OF ANY FAULT OR WRONGDOING, AND WITHOUT CONCEDING ANY INFIRMITY IN THEIR DEFENSES AGAINST THE CLAIMS ALLEGED IN THE ACTION, DEFENDANTS CONSIDER IT DESIRABLE THAT THE ACTION BE DISMISSED, SUBJECT TO THE TERMS AND CONDITIONS HEREIN, BECAUSE THE SETTLEMENT WILL ELIMINATE THE SUBSTANTIAL BURDEN, EXPENSE, INCONVENIENCE AND DISTRACTION OF CONTINUED LITIGATION IN THE ACTION AND WILL DISPEL ANY UNCERTAINTY THAT MAY EXIST AS A RESULT OF THE ACTION.

                              THE SETTLEMENT TERMS

         SUBJECT TO THE MERGER AGREEMENT APPROVED BY CEI, THE SPECIAL COMMITTEE AND THE CCI BOARD, CEI SHALL PROCEED WITH THE TENDER OFFER AND THE MERGER IN WHICH THE HOLDERS OF CCI CLASS A COMMON STOCK OTHER THAN CEI AND ITS SUBSIDIARIES SHALL BE ENTITLED TO RECEIVE CONSIDERATION OF $34.75 PER SHARE.

         THE TENDER OFFER WILL BE SUBJECT TO, AMONG OTHER CONDITIONS, THE CONDITION THAT A MAJORITY OF THE SHARES OF CCI CLASS A COMMON STOCK, OTHER THAN SHARES HELD BY CEI, CHI, COX DNS,

                                                                       EXHIBIT B

INC. OR THEIR RESPECTIVE AFFILIATES OR THE DIRECTORS AND EXECUTIVE OFFICERS OF CCI IMMEDIATELY PRIOR TO THE EXPIRATION OF THE TENDER OFFER, SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE TENDER OFFER EXPIRES (THE "MAJORITY OF THE MINORITY CONDITION").

         CEI ACKNOWLEDGES THAT IT TOOK INTO ACCOUNT THE DESIRABILITY OF SATISFACTORILY ADDRESSING THE CLAIMS ASSERTED IN THE ACTION IN AGREEING TO THE FOREGOING TERMS OF AND CONDITIONS TO THE TENDER OFFER AND THE MERGER, AND THAT THE EFFORTS OF PLAINTIFFS' COUNSEL IN THE ACTION WERE CAUSAL FACTORS THAT LED TO
(I) THE INCREASED CONSIDERATION OFFERED TO CCI MINORITY STOCKHOLDERS IN THE TENDER OFFER AND MERGER AND (II) THE MAJORITY OF THE MINORITY CONDITION.

         PLAINTIFFS AND PLAINTIFFS' COUNSEL IN THE ACTION AND IN THE GEORGIA ACTIONS RECEIVED, REVIEWED AND COMMENTED UPON PRELIMINARY STOCKHOLDER DISCLOSURE MATERIALS RELATING TO THE TENDER OFFER AND THE MERGER. PLAINTIFFS' COUNSEL SHALL BEAR NO LIABILITY WITH RESPECT TO THE ADEQUACY OF THE DISCLOSURE MATERIALS.

                              DISMISSAL AND RELEASE

         IT IS THE INTENT OF THE PARTIES TO THE ACTION THAT THE PROPOSED SETTLEMENT, IF THE COURT APPROVES IT, SHALL EXTINGUISH FOR ALL TIME COMPLETELY, FULLY, FINALLY AND FOREVER COMPROMISE,

                                                                       EXHIBIT B

SETTLE, RELEASE, DISCHARGE, EXTINGUISH AND DISMISS WITH PREJUDICE, UPON AND SUBJECT TO THE TERMS AND CONDITIONS SET FORTH HEREIN ALL RIGHTS, CLAIMS AND CAUSES OF ACTION THAT ARE OR RELATE TO THE SETTLED CLAIMS AGAINST ANY OF THE RELEASED PERSONS AND THAT EACH OF ALL MEMBERS OF THE CLASS OF THE DEFENDANTS AND EACH OF THE OTHER RELEASED PERSONS SHALL BE DEEMED TO BE RELEASED AND FOREVER DISCHARGED FROM ALL OF THE SETTLED CLAIMS. FOR PURPOSES OF THE SETTLEMENT,

         a. "Class" means all record and beneficial owners of CCI Class A common stock, other than CEI and its subsidiaries, during the period beginning on and including August 2, 2004, through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (excluding the Defendants);

         b. "Final Approval" or "Finally Approved" means the date on which the Order and Final Judgment approving the Settlement becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise;

         c. "Released Persons" means Defendants and/or their respective families, parent entities, associates, affiliates or subsidiaries, and each and all of their

                                                                       EXHIBIT B

                  respective past, present or future officers, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, accountants, investment bankers, commercial bankers, trustees, engineers, agents, insurers, co-insurers and reinsurers, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, heirs, executors, personal or legal representatives, estates, administrators, predecessors, successors and assigns, whether or not they were named, served with process or appeared in the Action; and

         d. "Settled Claims" means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, which have arisen, arise now or hereafter arise out of, or relate in any manner to the

                                                                       EXHIBIT B

                  allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Action or the subject matter of the Action, and including without limitation any claims in any way related to (i) the Proposed Transaction, (ii) the Tender Offer, (iii) the Merger, (iv) the Merger Agreement, (v) the fiduciary obligations of any of the Defendants or Released Persons in connection with the Tender Offer, the Merger or the Merger Agreement, (vi) the negotiations preceding the Tender Offer, the Merger or the Merger Agreement, and (vii) the disclosure obligations of any of the Defendants or Released Persons; provided however, that the Settled Claims shall not include the right of the plaintiffs or any members of the Class to enforce the terms of the Stipulation or any properly perfected claims for appraisal in connection with the Merger.

                                   PROCEDURES

         THE EFFECTIVE DATE OF THIS SETTLEMENT SHALL BE THE DATE ON WHICH THE ORDER OF THE COURT APPROVING THE SETTLEMENT OF THE ACTION BECOMES FINAL AND NO LONGER SUBJECT TO FURTHER APPEAL OR REVIEW, WHETHER BY EXHAUSTION OF ANY POSSIBLE APPEAL, WRIT OF CERTIORARI, LAPSE OF TIME OR OTHERWISE. IF THE COURT DOES NOT APPROVE THE STIPULATION, OR THE SETTLEMENT IS TERMINATED OR DOES

                                                                       EXHIBIT B

NOT BECOME EFFECTIVE FOR ANY REASON WHATSOEVER, THE ACTION SHALL PROCEED, COMPLETELY WITHOUT PREJUDICE TO ANY PARTY AS TO ANY MATTER OF LAW OR OF FACT (INCLUDING THE APPROPRIATENESS OF ANY CERTIFICATION OF THE CLASS), AS IF THE STIPULATION HAD NOT BEEN MADE AND HAD NOT BEEN SUBMITTED TO THE COURT, AND NEITHER THE STIPULATION NOR THE MOU SHALL BE DEEMED TO PREJUDICE IN ANY WAY THE RESPECTIVE POSITIONS OF THE PARTIES WITH RESPECT TO THE ACTION, AND NEITHER THE EXISTENCE OF THE MOU NOR THE STIPULATION, NOR THEIR CONTENTS, NOR ANY ACTION UNDERTAKEN PURSUANT THERETO (INCLUDING ANY PRELIMINARY CERTIFICATION OF THE CLASS) SHALL BE ADMISSIBLE IN EVIDENCE OR SHALL BE REFERRED TO FOR ANY PURPOSE IN THE ACTION OR IN ANY OTHER LITIGATION OR PROCEEDING.

         IF THE COURT APPROVES THE SETTLEMENT, THE ACTION AND THE SETTLED CLAIMS WILL BE DISMISSED ON THE MERITS WITH RESPECT TO ALL DEFENDANTS AND WITH PREJUDICE AGAINST PLAINTIFFS AND ALL MEMBERS OF THE CLASS. SUCH RELEASE AND DISMISSAL WILL BAR THE INSTITUTION OR PROSECUTION BY PLAINTIFFS OR ANY MEMBER OF THE CLASS OF ANY OTHER ACTION ASSERTING ANY SETTLED CLAIM AGAINST ANY OF THE RELEASED PERSONS.

                            RELEASE OF UNKNOWN CLAIMS

         THE RELEASES CONTEMPLATED IN THE SETTLEMENT AND THE STIPULATION EXTEND TO CLAIMS THAT THE PARTIES GRANTING THE RELEASE (THE "RELEASING PARTIES") DO NOT KNOW OR SUSPECT TO EXIST

                                                                       EXHIBIT B

AT THE TIME OF THE RELEASE, WHICH IF KNOWN, MIGHT HAVE AFFECTED THE RELEASING PARTIES' DECISION TO ENTER INTO THE RELEASE; (I) THE RELEASING PARTIES SHALL BE DEEMED TO RELINQUISH, TO THE EXTENT APPLICABLE, AND TO THE FULL EXTENT PERMITTED BY LAW, THE PROVISIONS, RIGHTS AND BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE; AND (II) THE RELEASING PARTIES SHALL BE DEEMED TO WAIVE ANY AND ALL PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY ANY LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES, OR PRINCIPLE OF COMMON LAW, WHICH IS SIMILAR, COMPARABLE OR EQUIVALENT TO CALIFORNIA CIVIL CODE SECTION 1542.

                                 ATTORNEYS' FEES

         PLAINTIFFS IN THE ACTION AND THEIR COUNSEL INTEND TO PETITION THE COURT FOR AN AWARD OF FEES AND PLAINTIFFS' REASONABLE EXPENSES INCURRED IN CONNECTION WITH THE ACTION (IN THE TOTAL AMOUNT OF $4,950,000) (THE "FEE APPLICATION"). DEFENDANTS IN THE ACTION AGREE TO TAKE NO POSITION REGARDING THE FEE APPLICATION. CCI, ON BEHALF OF AND FOR THE BENEFIT OF THE OTHER DEFENDANTS IN THE ACTION, AGREES TO PAY ANY FINAL AWARD OF FEES AND EXPENSES BY THE COURT UP TO THE AMOUNT OF THE FEE APPLICATION. ANY AWARD TO PLAINTIFFS AND/OR PLAINTIFFS' COUNSEL FOR FEES AND EXPENSES WILL BE IN ADDITION TO THE SETTLEMENT AND WILL NOT REDUCE OR IN ANY WAY AFFECT THE BENEFITS OF THE SETTLEMENT. FINAL RESOLUTION BY

                                                                       EXHIBIT B

THE COURT OF THE FEE APPLICATION SHALL NOT BE A PRECONDITION TO THE DISMISSAL OF THE ACTION IN ACCORDANCE WITH THIS STIPULATION.

         THE FEE APPLICATION MAY BE CONSIDERED SEPARATELY FROM THE PROPOSED SETTLEMENT OF THE ACTION. CCI SHALL PAY ANY FEES AND EXPENSES AWARDED BY THE COURT IN THE ACTION TO PLAINTIFFS' COUNSEL IN THE ACTION WITHIN FIVE (5) BUSINESS DAYS AFTER THE LATER OF (I) THE DATE ON WHICH THE FINAL ORDER IS FINALLY APPROVED, OR (II) THE DATE THE MERGER IS CONSUMMATED.

         IN THE EVENT A PARTY MATERIALLY BREACHES THIS STIPULATION, THE NON-BREACHING PARTIES MAY RECOVER FROM THE BREACHING PARTY THE REASONABLE ATTORNEYS' FEES AND COSTS INCURRED TO ENFORCE THE TERMS OF THIS STIPULATION.

                               CLASS CERTIFICATION

         ON NOVEMBER __, 2004, THE COURT ENTERED AN ORDER (THE "SCHEDULING ORDER") DETERMINING PRELIMINARILY THAT THE ACTION MAY BE MAINTAINED AS A CLASS ACTION PURSUANT TO COURT OF CHANCERY RULES 23(A), (B)(1) AND (B)(2) ON BEHALF OF A CLASS CONSISTING OF ALL RECORD AND BENEFICIAL OWNERS OF CCI CLASS A COMMON STOCK, OTHER THAN CEI AND ITS SUBSIDIARIES, DURING THE PERIOD BEGINNING ON AND INCLUDING AUGUST 2, 2004, THROUGH AND INCLUDING THE DATE OF THE CONSUMMATION OF THE MERGER, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS IN INTEREST, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS,

                                                                       EXHIBIT B

HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM (EXCLUDING THE DEFENDANTS).

         AT THE SETTLEMENT HEARING, THE COURT WILL DETERMINE WHETHER (I) THE CLASS CONTEMPLATED IN THE ACTION IS SO NUMEROUS THAT JOINDER OF ALL MEMBERS IS IMPRACTICABLE; (II) THERE ARE QUESTIONS OF LAW OR FACT COMMON TO THE CLASS;
(III) THE CLAIMS OF THE REPRESENTATIVE PLAINTIFFS ARE TYPICAL OF THE CLAIMS OF THE CLASS; (IV) THE REPRESENTATIVE PLAINTIFFS HAVE FAIRLY AND ADEQUATELY PROTECTED THE INTERESTS OF THE CLASS; AND (V) THE ACTION OTHERWISE COMPLIES WITH COURT OF CHANCERY RULES 23(A), (B)(1) AND (B)(2).

                             THE SETTLEMENT HEARING

         THE COURT HAS SCHEDULED A SETTLEMENT HEARING WHICH WILL BE HELD ON DECEMBER __, 2004 AT ______ _.M, AT THE NEW CASTLE COUNTY COURTHOUSE, 500 KING STREET, WILMINGTON, DELAWARE 19801, TO:

         a. determine whether the temporary certification of the Class pursuant to the Scheduling Order should be made final and designate the named plaintiffs in the Action as the class representatives;

         b. determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Class;

         c. determine whether final judgment should be entered dismissing the Action as to the Released Persons with prejudice as against plaintiffs and the Class,

                                                                       EXHIBIT B

                  releasing the Settled Claims, and barring and enjoining prosecution of any and all Settled Claims;

         d. consider the application of plaintiffs' counsel for an award of attorneys' fees and expenses;

         e. hear and determine any objections to the Settlement and the application of plaintiffs' counsel for an award of attorneys' fees and expenses; and

         f.       Rule on such other matters as the Court may deem appropriate.

         THE COURT RESERVES THE RIGHT TO ADJOURN THE SETTLEMENT HEARING, INCLUDING CONSIDERATION OF THE APPLICATION FOR ATTORNEYS' FEES AND COSTS, WITHOUT FURTHER NOTICE OTHER THAN BY ANNOUNCEMENT AT THE SETTLEMENT HEARING OR ANY ADJOURNMENT THEREOF.

         THE COURT RESERVES THE RIGHT TO APPROVE THE SETTLEMENT AT OR AFTER THE SETTLEMENT HEARING WITH SUCH MODIFICATIONS AS MAY BE CONSENTED TO BY THE PARTIES TO THE STIPULATION AND WITHOUT FURTHER NOTICE TO THE CLASS.

                      RIGHT TO APPEAR AT SETTLEMENT HEARING

         ANY MEMBER OF THE CLASS WHO OBJECTS TO THE STIPULATION, THE SETTLEMENT, THE CLASS ACTION DETERMINATION, THE ORDER AND FINAL JUDGMENT TO BE ENTERED THEREIN, AND/OR THE APPLICATION FOR ATTORNEYS' FEES AND EXPENSES, OR WHO OTHERWISE WISHES TO BE HEARD, MAY APPEAR IN PERSON OR THROUGH COUNSEL AT THE SETTLEMENT HEARING AND PRESENT ANY EVIDENCE OR ARGUMENT THAT

                                                                       EXHIBIT B

MAY BE PROPER AND RELEVANT. TO DO SO, YOU MUST, NO LATER THAN TEN (10) DAYS PRIOR TO THE SETTLEMENT HEARING (UNLESS THE COURT OTHERWISE DIRECTS FOR GOOD CAUSE SHOWN), SERVE THE FOLLOWING DOCUMENTS ON THE ATTORNEYS LISTED BELOW: (I) A WRITTEN NOTICE OF THE INTENTION TO APPEAR; (II) A DETAILED SUMMARY OF YOUR OBJECTIONS TO ANY MATTER BEFORE THE COURT; (III) THE GROUNDS THEREFOR OR THE REASONS WHY YOU DESIRE TO APPEAR AND TO BE HEARD; AND (IV) ALL DOCUMENTS AND WRITINGS WHICH YOU WANT THE COURT TO CONSIDER. THESE PAPERS MUST BE SERVED BY HAND DELIVERY OR OVERNIGHT MAIL ON THE FOLLOWING COUNSEL OF RECORD:

                 Carmella P. Keener
                 Rosenthal, Monhait, Gross & Goddess, P.A.
                 919 Market Street
                 P.O. Box 1070
                 Wilmington, Delaware 19899-1070

                 Kevin G. Abrams
                 Richards, Layton & Finger, P.A.
                 One Rodney Square
                 P.O. Box 551
                 Wilmington, Delaware 19899-0551

                 William M. Lafferty
                 Morris, Nichols, Arsht & Tunnell
                 1201 N. Market Street
                 P.O. Box 1347
                 Wilmington, DE 19899-1347

         YOU MUST ALSO CONTEMPORANEOUSLY DELIVER A COPY TO THE REGISTER IN CHANCERY, NEW CASTLE COUNTY COURTHOUSE, 500 N. KING STREET, WILMINGTON, DELAWARE 19801. EVEN IF YOU DO NOT APPEAR AT THE SETTLEMENT HEARING, THE COURT WILL CONSIDER YOUR WRITTEN

SUBMISSION. ANY PERSON WHO FAILS TO OBJECT IN THE MANNER PRESCRIBED ABOVE SHALL BE DEEMED TO HAVE WAIVED SUCH OBJECTION AND SHALL FOREVER BE BARRED FROM RAISING SUCH OBJECTION IN THE ACTION OR ANY OTHER ACTION OR PROCEEDING.

         ANY MEMBER OF THE CLASS WHO DOES NOT OBJECT TO THE STIPULATION, THE SETTLEMENT, THE CLASS ACTION DETERMINATION, THE ORDER AND FINAL JUDGMENT TO BE ENTERED HEREIN, AND/OR THE APPLICATION FOR ATTORNEYS' FEES AND EXPENSES NEED NOT DO ANYTHING.

                      ORDER AND FINAL JUDGMENT OF THE COURT

         IF THE SETTLEMENT IS APPROVED BY THE COURT, THE PARTIES WILL PROMPTLY REQUEST THE COURT TO ENTER AN ORDER AND FINAL JUDGMENT WHICH, AMONG OTHER
THINGS:

         a. makes final the Court's previous determination to certify the Class pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and (b)(2) for purposes of the Settlement;

         b. approves the Settlement, adjudges the terms of the Settlement to be fair, reasonable, adequate and in the best interests of the Class, and directs consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

         c. determines that the requirements of the Delaware Court of Chancery Rules and due process have been satisfied in connection with notice to the Class; and

                                                                       EXHIBIT B

         d. dismisses the Action with prejudice, and permanently enjoins the plaintiffs, the Class and their respective affiliates, and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any of the Released Persons.

                  SCOPE OF THIS NOTICE AND FURTHER INFORMATION

         THIS NOTICE DOES NOT PURPORT TO BE A COMPREHENSIVE DESCRIPTION OF THE ACTION, THE ALLEGATIONS OR TRANSACTIONS RELATED THERETO, THE TERMS OF THE SETTLEMENT OR THE SETTLEMENT HEARING. FOR A MORE DETAILED STATEMENT OF THE MATTERS INVOLVED IN THIS LITIGATION, YOU MAY INSPECT THE PLEADINGS, THE STIPULATION, THE ORDERS ENTERED BY THE COURT OF CHANCERY AND OTHER PAPERS FILED IN THE LITIGATION, UNLESS SEALED, AT THE OFFICE OF THE REGISTER IN CHANCERY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, NEW CASTLE COUNTY COURTHOUSE, 500 N. KING STREET, WILMINGTON, DELAWARE 19801, DURING REGULAR BUSINESS HOURS OF EACH BUSINESS DAY. DO NOT WRITE OR TELEPHONE THE COURT.

                      NOTICE TO PERSONS OR ENTITIES HOLDING
                      RECORD OWNERSHIP ON BEHALF OF OTHERS

         BROKERAGE FIRMS, BANKS AND OTHER PERSONS OR ENTITIES WHO ARE MEMBERS OF THE CLASS IN THEIR CAPACITIES AS RECORD OWNERS,

                                                                       EXHIBIT B

BUT NOT AS BENEFICIAL OWNERS, ARE DIRECTED TO SEND THIS NOTICE PROMPTLY TO BENEFICIAL OWNERS. IF ADDITIONAL COPIES OF THIS NOTICE ARE NEEDED FOR FORWARDING TO BENEFICIAL OWNERS, ANY TIMELY REQUESTS FOR SUCH ADDITIONAL COPIES OR PROVISION OF A LIST OF NAMES AND MAILING ADDRESSES OF BENEFICIAL OWNERS MAY BE DIRECTED TO IN RE COX COMMUNICATIONS INC. SHAREHOLDERS LITIGATION, C/O INVESTOR RELATIONS, COX COMMUNICATIONS, INC., 1400 LAKE HEARN DRIVE, ATLANTA, GEORGIA 30319.

Dated: November ___, 2004                      BY ORDER OF THE COURT:

                                               /S/ Dianne M. Kempski
                                               ---------------------------------
                                               Register in Chancery

                                                                       EXHIBIT C

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

IN RE COX COMMUNICATIONS, INC.       )                      Cons. C.A. No. 613-N
SHAREHOLDERS LITIGATION              )

                            ORDER AND FINAL JUDGMENT

         A hearing having been held before this Court (the "Court") on December __, 2004, pursuant to the Court's Order of November ___, 2004 (the "Scheduling Order"), upon a Stipulation of Settlement, filed on November 10, 2004 (the "Stipulation"), of the above-captioned consolidated action (the "Action"), which is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the Class, preliminarily certified pursuant to the aforesaid Scheduling Order, was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;

         IT IS HEREBY ORDERED, ADJUDGED AND DECREED this ____ day of _________, 2004, that:

         I. UNLESS OTHERWISE DEFINED HEREIN, ALL DEFINED TERMS SHALL HAVE THE MEANING SET FORTH IN THE STIPULATION.

                                                                       EXHIBIT C

         II. THE NOTICE OF PENDENCY OF CLASS ACTION, PROPOSED SETTLEMENT OF CLASS ACTION AND SETTLEMENT HEARING HAS BEEN GIVEN TO THE CLASS, PURSUANT TO AND IN THE MANNER DIRECTED BY THE SCHEDULING ORDER, PROOF OF MAILING OF THE NOTICE TO THE CLASS WAS FILED WITH THE COURT, AND FULL OPPORTUNITY TO BE HEARD HAS BEEN OFFERED TO ALL PARTIES, THE CLASS AND PERSONS IN INTEREST. THE FORM AND MANNER OF THE NOTICE IS HEREBY DETERMINED TO HAVE BEEN THE BEST NOTICE PRACTICABLE UNDER THE CIRCUMSTANCES AND TO HAVE BEEN GIVEN IN FULL COMPLIANCE WITH EACH OF THE REQUIREMENTS OF DELAWARE COURT OF CHANCERY RULE 23 AND DUE PROCESS, AND IT IS FURTHER DETERMINED THAT ALL MEMBERS OF THE CLASS ARE BOUND BY THIS ORDER AND FINAL JUDGMENT.

         III. BASED ON THE RECORD IN THE ACTION, EACH OF THE PROVISIONS OF COURT OF CHANCERY RULE 23 HAS BEEN SATISFIED AND THE ACTION HAS BEEN PROPERLY MAINTAINED ACCORDING TO THE PROVISIONS OF COURT OF CHANCERY RULES 23(A), 23(B)(1) AND (B)(2). SPECIFICALLY, THIS COURT FINDS THAT (1) THE CLASS CONTEMPLATED IN THE ACTION IS SO NUMEROUS THAT JOINDER OF ALL MEMBERS IS IMPRACTICABLE; (2) THERE ARE QUESTIONS OF LAW OR FACT COMMON TO THE CLASS; (3) THE CLAIMS OF THE REPRESENTATIVE PLAINTIFFS ARE TYPICAL OF THE CLAIMS OF THE

                                                                       EXHIBIT C

CLASS; AND (4) THE REPRESENTATIVE PLAINTIFFS HAVE FAIRLY AND ADEQUATELY PROTECTED THE INTERESTS OF THE CLASS.

         IV. THE ACTION IS CERTIFIED AS A CLASS ACTION, PURSUANT TO COURT OF CHANCERY RULES 23(A), 23(B)(1) AND (B)(2), ON BEHALF OF A CLASS COMPOSED OF ALL RECORD AND BENEFICIAL OWNERS OF CCI CLASS A COMMON STOCK, OTHER THAN CEI AND ITS SUBSIDIARIES, DURING THE PERIOD BEGINNING ON AND INCLUDING AUGUST 2, 2004, THROUGH AND INCLUDING THE DATE OF THE CONSUMMATION OF THE MERGER, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS IN INTEREST, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM, AND EXCLUDING THE DEFENDANTS, AND THE LAW FIRMS OF ABBEY GARDY, LLP AS CHAIR OF PLAINTIFFS' EXECUTIVE COMMITTEE AND ROSENTHAL, MONHAIT, GROSS & GODDESS AS DELAWARE LIAISON COUNSEL FOR PLAINTIFFS ("CLASS COUNSEL").

         V. THE STIPULATION AND THE SETTLEMENT AND ALL TRANSACTIONS PREPARATORY OR INCIDENT THERETO ARE FOUND TO BE FAIR, REASONABLE, ADEQUATE AND IN THE BEST INTERESTS OF THE CLASS, AND ARE HEREBY APPROVED PURSUANT TO COURT OF

                                                                       EXHIBIT C

CHANCERY RULE 23(E). THE PARTIES TO THE STIPULATION ARE HEREBY AUTHORIZED AND DIRECTED TO COMPLY WITH AND TO CONSUMMATE THE SETTLEMENT IN ACCORDANCE WITH ITS TERMS AND PROVISIONS, AND THE REGISTER IN CHANCERY IS DIRECTED TO ENTER AND DOCKET THIS ORDER AND FINAL JUDGMENT.

         VI. THIS ORDER AND FINAL JUDGMENT SHALL NOT CONSTITUTE ANY EVIDENCE OF OR ADMISSION BY ANY PARTY HEREIN THAT ANY ACTS OF WRONGDOING HAVE BEEN COMMITTED BY ANY OF THE PARTIES TO THE ACTION AND SHALL NOT BE DEEMED TO CREATE ANY INFERENCE THAT THERE IS ANY LIABILITY THEREFOR.

         VII. THE ACTION IS HEREBY DISMISSED WITH PREJUDICE AS TO ALL DEFENDANTS NAMED IN THE ACTION AND AGAINST PLAINTIFFS AND ALL OTHER MEMBERS OF THE CLASS ON THE MERITS AND, EXCEPT AS PROVIDED IN THE STIPULATION, WITHOUT COSTS.

         VIII. ALL CLAIMS, DEMANDS, RIGHTS, ACTIONS OR CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, OBLIGATIONS, JUDGMENTS, SUITS, FEES, EXPENSES, COSTS, MATTERS AND ISSUES OF ANY KIND OR NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR ABSOLUTE, SUSPECTED OR UNSUSPECTED, DISCLOSED OR UNDISCLOSED, HIDDEN OR CONCEALED, MATURED OR UNMATURED, THAT HAVE BEEN, COULD HAVE BEEN, OR IN THE FUTURE CAN OR MIGHT BE ASSERTED IN THE ACTION OR IN ANY

                                                                       EXHIBIT C

COURT, TRIBUNAL OR PROCEEDING (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS ARISING UNDER FEDERAL OR STATE STATUTORY OR COMMON LAW RELATING TO ALLEGED FRAUD, BREACH OF ANY DUTY, NEGLIGENCE, VIOLATIONS OF THE FEDERAL SECURITIES LAWS OR OTHERWISE) BY OR ON BEHALF OF ANY MEMBER OF THE CLASS, AS AGAINST ANY OF THE DEFENDANTS AND/OR THEIR RESPECTIVE FAMILIES, PARENT ENTITIES, ASSOCIATES, AFFILIATES OR SUBSIDIARIES, AND EACH AND ALL OF THEIR RESPECTIVE PAST, PRESENT OR FUTURE OFFICERS, DIRECTORS, STOCKHOLDERS, AGENTS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, FINANCIAL OR INVESTMENT ADVISORS, ADVISORS, CONSULTANTS, ACCOUNTANTS, INVESTMENT BANKERS, COMMERCIAL BANKERS, TRUSTEES, ENGINEERS, AGENTS, INSURERS, CO-INSURERS AND REINSURERS, HEIRS, EXECUTORS, TRUSTEES, GENERAL OR LIMITED PARTNERS OR PARTNERSHIPS, LIMITED LIABILITY COMPANIES, MEMBERS, HEIRS, EXECUTORS, PERSONAL OR LEGAL REPRESENTATIVES, ESTATES, ADMINISTRATORS, PREDECESSORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASED PERSONS"), WHETHER OR NOT ANY SUCH RELEASED PERSONS WERE NAMED, SERVED WITH PROCESS OR APPEARED IN THE ACTION, WHETHER INDIVIDUAL, CLASS, DERIVATIVE, REPRESENTATIVE, LEGAL, EQUITABLE OR ANY OTHER TYPE OR IN ANY OTHER CAPACITY, WHICH HAVE ARISEN, ARISE NOW

                                                                       EXHIBIT C

OR HEREAFTER ARISE OUT OF, OR RELATE IN ANY MANNER TO THE ALLEGATIONS, FACTS, EVENTS, TRANSACTIONS, MATTERS, ACTS, OCCURRENCES, STATEMENTS, REPRESENTATIONS, MISREPRESENTATIONS, OMISSIONS, OR ANY OTHER MATTER, THING OR CAUSE WHATSOEVER, OR ANY SERIES THEREOF, EMBRACED, INVOLVED OR SET FORTH IN, OR REFERRED TO OR OTHERWISE RELATED, DIRECTLY OR INDIRECTLY, IN ANY WAY TO, THE ACTION OR THE SUBJECT MATTER OF THE ACTION, AND INCLUDING WITHOUT LIMITATION ANY CLAIMS IN ANY WAY RELATED TO (I) THE PROPOSED TRANSACTION, (II) THE TENDER OFFER, (III) THE MERGER, (IV) THE MERGER AGREEMENT, (V) THE FIDUCIARY OBLIGATIONS OF ANY OF THE DEFENDANTS OR RELEASED PERSONS IN CONNECTION WITH THE TENDER OFFER, THE MERGER OR THE MERGER AGREEMENT, (VI) THE NEGOTIATIONS PRECEDING THE TENDER OFFER, THE MERGER OR THE MERGER AGREEMENT, AND (VII) THE DISCLOSURE OBLIGATIONS OF ANY OF THE DEFENDANTS OR RELEASED PERSONS (COLLECTIVELY, THE "SETTLED CLAIMS") ARE HEREBY INDIVIDUALLY AND COLLECTIVELY FULLY, FINALLY, AND FOREVER COMPROMISED, SETTLED, DISCHARGED, DISMISSED WITH PREJUDICE AND RELEASED, PROVIDED, HOWEVER, THAT SETTLED CLAIMS SHALL NOT INCLUDE THE RIGHTS TO ENFORCE THE TERMS OF THIS SETTLEMENT OR ANY PROPERLY PERFECTED CLAIMS FOR APPRAISAL IN CONNECTION WITH

                                                                       EXHIBIT C

THE MERGER.

         IX. THE RELEASE SET FORTH HEREIN EXTENDS TO CLAIMS THAT THE PARTIES GRANTING THE RELEASE (THE "RELEASING PARTIES") DO NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF THE RELEASE, WHICH IF KNOWN, MIGHT HAVE AFFECTED THE RELEASING PARTIES' DECISION TO ENTER INTO THE RELEASE; (I) THE RELEASING PARTIES SHALL BE DEEMED TO RELINQUISH, TO THE EXTENT APPLICABLE, AND TO THE FULL EXTENT PERMITTED BY LAW, THE PROVISIONS, RIGHTS AND BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE; AND (II) THE RELEASING PARTIES SHALL BE DEEMED TO WAIVE ANY AND ALL PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY ANY LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES, OR PRINCIPLE OF COMMON LAW, WHICH IS SIMILAR, COMPARABLE OR EQUIVALENT TO CALIFORNIA CIVIL CODE SECTION 1542.

         X. CLASS COUNSEL, PLAINTIFFS AND ALL MEMBERS OF THE CLASS, OR ANY OF THEM, ARE HEREBY INDIVIDUALLY, JOINTLY AND SEVERALLY PERMANENTLY BARRED AND ENJOINED FROM COMMENCING, PROSECUTING, INSTIGATING OR IN ANY WAY PARTICIPATING IN THE COMMENCEMENT OR PROSECUTION OF ANY ACTION ASSERTING ANY SETTLED CLAIMS, EITHER DIRECTLY, REPRESENTATIVELY, DERIVATIVELY OR IN ANY OTHER CAPACITY,

                                                                       EXHIBIT C

AGAINST ANY RELEASED PERSON.

         XI. PLAINTIFFS IN THE ACTION AND THEIR COUNSEL ARE AWARDED ATTORNEYS' FEES AND REIMBURSEMENT OF REASONABLE EXPENSES INCURRED IN CONNECTION WITH THE ACTION IN THE TOTAL AMOUNT OF $_____________________, WHICH SUM THE COURT FINDS TO BE FAIR AND REASONABLE, AND WHICH SHALL BE PAID BY CCI ON BEHALF OF AND FOR THE BENEFIT OF THE OTHER DEFENDANTS IN THE ACTION WITHIN FIVE (5) BUSINESS DAYS AFTER THE LATER OF (I) THE DATE ON WHICH THE ORDER AND FINAL JUDGMENT BECOMES FINAL AND NO LONGER SUBJECT TO FURTHER APPEAL OR REVIEW, WHETHER BY EXHAUSTION OF ANY POSSIBLE APPEAL, WRIT OF CERTIORARI, LAPSE OF TIME OR OTHERWISE, OR (II) THE DATE THE MERGER IS CONSUMMATED.

         XII. THE EFFECTIVENESS OF THIS ORDER AND FINAL JUDGMENT AND THE OBLIGATIONS OF PLAINTIFFS AND DEFENDANTS UNDER THE SETTLEMENT SHALL NOT BE CONDITIONED UPON OR SUBJECT TO THE RESOLUTION OF ANY APPEAL FROM THIS ORDER AND FINAL JUDGMENT THAT RELATES SOLELY TO THE ISSUE OF CLASS COUNSEL'S APPLICATION FOR AN AWARD OF ATTORNEYS' FEES AND EXPENSES.

         XIII. WITHOUT AFFECTING THE FINALITY OF THIS ORDER AND FINAL JUDGMENT IN ANY WAY, THIS COURT RESERVES JURISDICTION

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

                                                                       EXHIBIT C

OVER ALL MATTERS RELATING TO THE ADMINISTRATION AND CONSUMMATION OF THE SETTLEMENT.

                                                      __________________________
                                                            Vice Chancellor

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